                                                Filed Pursuant to Rule 424(b)(5)
                                                   Registration No. 333-82412

PROSPECTUS SUPPLEMENT

(To Prospectus dated February 27, 2002)

                                8,790,436 SHARES

                                 (EL PASO LOGO)

                                  COMMON STOCK

                               ------------------

     We are offering 8,790,436 shares of our common stock. Our common stock is listed on the New York Stock Exchange under the symbol "EP". On December 22, 2003, the last reported sale price of our common stock on the NYSE was $8.02 per share.

                               ------------------

    INVESTING IN OUR COMMON STOCK INVOLVES RISKS. PLEASE READ "RISK FACTORS" BEGINNING ON PAGE S-6.

                               ------------------

                                                                    UNDERWRITING
                                                      PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                                       PUBLIC        COMMISSIONS       EL PASO
                                                   --------------   -------------   --------------
Per Share........................................  $         7.85    $     0.105    $        7.745
Total............................................  $69,004,922.60    $922,995.78    $68,081,926.82

     The underwriters expect to deliver the shares to purchasers on or about December 26, 2003.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                          Joint Book-Running Managers

DEUTSCHE BANK SECURITIES                                                JPMORGAN

          The date of this prospectus supplement is December 23, 2003.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
About this Prospectus Supplement......   S-i
Prospectus Supplement Summary.........   S-1
Risk Factors..........................   S-6
Use of Proceeds.......................   S-7
Capitalization........................   S-7

                                        PAGE
                                        ----
Price Range of Common Stock and
  Dividend Policy.....................   S-8
Description of Capital Stock..........   S-8
Underwriting..........................  S-10
Legal Matters.........................  S-12

PROSPECTUS
About this Prospectus.................     i
Cautionary Statement Regarding
  Forward-Looking Statements..........     1
Where You Can Find More Information...     2
El Paso Corporation...................     4
The Trusts............................     6
Use of Proceeds.......................     7
Ratio of Earnings to Fixed Charges....     7
Description of the Debt Securities....     8
Description of Capital Stock..........    17
Description of Purchase Contracts.....    24
Description of Warrants...............    25
Description of Units..................    26
Description of the Trust Preferred
  Securities..........................    26
Description of the Trust Preferred
  Securities Guarantees...............    27
Relationship among the Trust Preferred
  Securities, the Subordinated Debt
  Securities and the Guarantees.......    30
Plan of Distribution..................    32
Legal Matters.........................    33
Experts...............................    33

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this process, we are offering to sell our common stock using this prospectus supplement and the accompanying prospectus. The prospectus supplement describes our business and the specific terms of the common stock offering. The accompanying prospectus gives more general information, some of which may not apply to this offering. Generally, when we refer only to the "prospectus," we are referring to both parts combined. You should read both this prospectus supplement together with the accompanying prospectus before making a decision to invest in our common stock. If the description of the offering varies between the prospectus supplement and the accompanying prospectus, you should rely on the information in the prospectus supplement.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary highlights some basic information appearing in other sections of this prospectus supplement and the accompanying prospectus. It is not complete and does not contain all the information that you should consider before investing in our common stock. You should carefully read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference to understand fully El Paso and our common stock. You should pay special attention to the "Risk Factors" section beginning on page S-6 of this prospectus supplement, as well as the section entitled "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" included in our Current Report on Form 8-K filed September 23, 2003, and the other documents incorporated by reference. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document. For purposes of this prospectus supplement, unless the context otherwise indicates, when we refer to "El Paso," "us," "we," "our," or "ours," we are describing El Paso Corporation, together with its subsidiaries.

                                  OUR BUSINESS

     We are an energy company originally founded in 1928 in El Paso, Texas. Our operations are segregated into four primary business segments: Pipelines, Production, Field Services and Merchant Energy. These segments are strategic business units that provide a variety of energy products and services. We manage each segment separately, and each segment requires different technology and marketing strategies. See the "Recent Events" section of this prospectus supplement beginning on page S-3 for a discussion of our recently announced long-range plan and other matters that may impact our business.

     Our Pipelines segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the U.S. and internationally. In the U.S., our systems connect the nation's principal natural gas supply regions to the five largest consuming regions: the Gulf Coast, California, the Northeast, the Midwest and the Southeast. These pipelines represent one of the largest integrated coast-to-coast mainline natural gas transmission systems in the U.S. Our U.S. pipeline systems also own or have interests in approximately 440 billion cubic feet of storage capacity used to provide a variety of services to our customers and own and operate a liquified natural gas (LNG) terminal at Elba Island, Georgia. Our international pipeline operations include access between our U.S. based systems and Canada and Mexico as well as interests in three operating natural gas transmission systems in Australia.

     Our Production segment conducts our natural gas and oil exploration and production activities. Domestically, we lease approximately 4 million net acres in 16 states, including Louisiana, Oklahoma, Texas and Utah, and in the Gulf of Mexico. We also have exploration and production rights in Australia, Bolivia, Brazil, Canada, Hungary, Indonesia and Turkey. During 2002, daily equivalent natural gas production exceeded 1.6 billion cubic feet of gas equivalents per day, and our reserves at December 31, 2002, were approximately 5.2 trillion cubic feet of gas equivalents. During 2003, we completed the sale of natural gas and oil properties located in western Canada, Colorado, Utah, Texas, New Mexico, Oklahoma and the Gulf of Mexico. As part of our long-range plan, we also announced our intention to sell a majority of our exploration and production operations in Canada.

     Our Field Services segment conducts our midstream activities. During 2002 and 2003, we completed a number of asset sales. These asset sales included the disposition of our San Juan Basin gathering, treating and processing assets and our Texas and New Mexico midstream assets, including the intrastate natural gas pipeline system we acquired from Pacific Gas & Electric in 2000, to GulfTerra Energy Partners, L.P. (GulfTerra) and other asset sales to third parties. GulfTerra is a publicly traded master limited partnership for which our subsidiary serves as general partner. As a result of these asset sales, our remaining Field Services assets consist of our interests in GulfTerra and processing plants and related gathering facilities located in the south Texas, south Louisiana and Rocky Mountain regions. The partnership provides natural gas, natural gas liquids and oil gathering, transportation, processing, fractionation, storage and other related services. As discussed in the "Recent Events" section of this prospectus supplement, in December 2003, in connection with the pending merger of GulfTerra and Enterprise Products Partners, L.P. (Enterprise), we sold to an affiliate of Enterprise a 50% interest in the general partner of GulfTerra and agreed to sell to Enterprise approximately 13.8 million GulfTerra units (including Series A and Series C units) and nine of our South Texas processing plants.

     Our Merchant Energy segment consists of a global power division, an energy trading division and other merchant operations (which consist primarily of our liquefied natural gas activities). We are a significant owner of electric generating capacity and own or have interests in foreign and domestic power plants. On November 8, 2002, we announced our plan to exit the energy trading business and pursue an orderly liquidation of our trading portfolio as a result of diminishing business opportunities and higher capital costs for this activity. During 2002 and 2003, we also completed or announced the sale of our interests in several power projects. As part of our long-range plan, we announced our intention to sell a significant portion of our domestic power operations and exit our LNG activities.

     During June 2003, we reclassified our petroleum market operations, that were previously part of our Merchant Energy segment, as discontinued operations. Our Form 10-Q as of and for the periods ended June 30, 2003 and 2002, and September 30, 2003 and 2002, reflect these businesses as discontinued operations. In addition, we filed a Current Report on Form 8-K dated September 23, 2003, to reflect the reclassification of these operations in our historical financial statements for the three years ended December 31, 2002. However, our unaudited condensed consolidated financial statements as of March 31, 2003, and the three-month periods ended March 31, 2003 and 2002, and the related notes have not been modified to present the reclassification of this business as discontinued operations.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                                  THE OFFERING

Common stock offered by El Paso: 8,790,436 shares

Common stock to be outstanding after this offering: 617,018,858 shares(1)

NYSE symbol: EP

                           WESTERN ENERGY SETTLEMENT

     On June 26, 2003, we announced that we had executed two definitive settlement agreements that resolve the principal litigation and claims against El Paso relating to the sale or delivery of natural gas and/or electricity to or in the Western United States (the Western Energy Settlement). Parties to the settlement agreements include private class action litigants in California; the governor and lieutenant governor of California; the attorneys general of California, Washington, Oregon and Nevada; the California Public Utilities Commission; the California Electricity Oversight Board; the California Department of Water Resources; Pacific Gas and Electric Company and Southern California Edison Company; five California municipalities and six non-class private plaintiffs.

     In the definitive settlement agreements announced on June 26, 2003, we agreed, among other things, to issue approximately 26.4 million shares of common stock on behalf of the settling parties. On November 24, 2003, we issued approximately 8.8 million shares of common stock in partial satisfaction of

---------------

(1) The number of shares of our common stock outstanding after this offering is based on the number of shares outstanding as of December 12, 2003, and excludes approximately 25 million potentially dilutive shares subject to issuance under options to purchase shares of our common stock held by our employees, executive officers and directors. It also excludes shares that may be issued under outstanding convertible securities and as part of the settlement of the outstanding equity security units. Finally, this amount excludes the remaining shares that will be issued in favor of the settling claimants under the Western Energy Settlement.

this obligation. The offering described in this prospectus supplement will also satisfy a portion of the remaining obligation.

     On November 14, 2003, the FERC issued its Order on Contested Settlement, which approved the structural portion of the Western Energy Settlement. While the FERC accepted the overall settlement as proposed, it rejected the provision of the structural settlement that provided for dual primary delivery points for certain capacity that is turned back to El Paso Natural Gas Company (EPNG) by its California shippers and which capacity must be allocated to EPNG's East of California shippers. Under the settlement agreements, the parties had until December 14, 2003, to accept or reject the structural settlement as modified by the FERC. The parties accepted the structural settlement as modified on December 11, 2003.

     The Western Energy Settlement can not be finalized until the Master Settlement Agreement dealing with, among other things, the resolution of the claims of the private class action litigants is finally approved. On December 10, 2003, the California Superior Court in San Diego County issued its order approving the Master Settlement Agreement. If that order is not appealed, it will become final in early February 2004, permitting the Western Energy Settlement to become effective by the end of February 2004. If this offering is completed prior to final approval of the Western Energy Settlement, the net proceeds from this offering will be deposited into escrow for the benefit of the settling parties until final approval is received.

                      EQUITY SECURITY UNITS EXCHANGE OFFER

     We are concurrently conducting an exchange offer for up to 90 percent of our outstanding equity security units in reliance upon an exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended. Pursuant to the terms of the exchange offer, as amended, we have offered to exchange up to 10,350,000 of our 11,500,000 outstanding 9.00% Equity Security Units for up to an aggregate of 25,940,205 shares of our common stock and an aggregate of $100,395,000 cash. The exchange offer is conditioned upon, among other things, the valid tender of at least 5,750,000 equity security units, representing at least 50% of the outstanding equity security units.

     The exchange offer will expire on December 23, 2003, unless we extend the offer.

                                 RECENT EVENTS

DIVESTITURE OF OUR LNG BUSINESS

     On December 17, 2003, we sold the assets and intellectual property related to our Energy Bridge LNG business to Excelerate Energy, LLC (Excelerate), as well as terminated a $120 million letter of credit obligation to Exmar NV. The letter of credit was initially entered into in connection with ships being constructed for use in our then developing LNG business.

     Under the agreement with Excelerate, we paid Excelerate approximately $75 million, consisting of $90 million to terminate the letter of credit with Exmar in favor of Excelerate, offset by $15 million paid to us by Excelerate for the assets and intellectual property rights of our LNG business. We will be required to pay an additional $5 million to Excelerate if certain conditions are not met. With this transaction, we will have substantially terminated all of our obligations with respect to our LNG business, and as a result of these transactions, we expect to incur a fourth quarter charge of approximately $75 million.

ASSIGNMENT OF ELBA ISLAND CONTRACTUAL RIGHTS

     On December 22, 2003, we announced we had assigned the contractual rights to all of our upstream and downstream gas purchase and gas sales contracts at the Elba Island LNG terminal to BG LNG Services, LLC and BG Gas Marketing LTD. As part of the overall transaction, we also released our long-term capacity rights at the Elba facility to BG LNG Services. The total consideration for the transaction was $127 million, of which $77 million has been received. The remaining $50 million is conditioned upon events affecting gas off-take arrangements.

LONG-RANGE PLAN

     On December 15, 2003, we announced our long-range plan that defines our future businesses, targets significant debt reduction, establishes specific financial goals, and closely aligns compensation with shareholder interests. Under the long-range plan, we will focus our business going forward on our natural gas pipeline operations in the United States and Mexico, our oil and gas production operations in the United States and Brazil, and a marketing and physical trading group focused on marketing the natural gas of our production company. The long-range plan also targets reduction of our total debt (net of cash) to approximately $15 billion at year-end 2005 from approximately $22 billion at September 30, 2003. This debt reduction is expected to be achieved primarily through $3.3 billion to $3.9 billion of additional asset sales, the sale of our ownership interests in our restructured power contracts, the recovery of $500 million to $600 million in working capital, the conversion into common stock of our 9.00% Equity Security Units ($575 million), the application of the free cash flow generated by our operating activities, including cost reductions, and actions taken in the fourth quarter of 2003. See our Current Report on Form 8-K dated December 15, 2003 for additional details regarding our long-range plan.

SALE OF INTERESTS IN GULFTERRA ENERGY PARTNERS, L.P.

     On December 15, 2003, GulfTerra and Enterprise announced their plan to merge their operations. As a part of this transaction, we sold to Enterprise a 50 percent interest in the general partner of GulfTerra. In addition, we have agreed to sell to Enterprise approximately 13.8 million of our 22 million GulfTerra units, which include all of our 10.9 million Series C Units and 2.9 million Series A Units, and nine of our South Texas processing assets. As a result of these transactions, we will realize approximately $1 billion of cash. We will also retain a significant ownership in the new combined midstream company. The merger transaction is subject to customary approvals. See our Current Report on Form 8-K dated December 15, 2003 for additional details regarding the GulfTerra transactions.

RATINGS DOWNGRADE

     In November 2003, Moody's changed our rating outlook from developing to negative. On December 15, 2003, Standard and Poor's downgraded our senior unsecured debt to B- from B and affirmed its negative outlook. Additional discussion about our ratings is contained in the "Risk Factors" section of this prospectus supplement beginning on page S-6.

CHANGE IN EXECUTIVE OFFICERS

     On November 14, 2003, we announced the resignation of Rodney D. Erskine, President of El Paso Production Company. Randy L. Bartley, chief operations officer of El Paso Production Company, will serve as interim President until a replacement is found. Also, Peggy A. Heeg, our General Counsel, will be leaving El Paso at the end of the year. Robert W. Baker, Executive Vice President of El Paso and President of El Paso Merchant Energy, will assume the General Counsel responsibilities effective January 1, 2004.

                         SUMMARY FINANCIAL INFORMATION

     The following summary financial information should be read in conjunction with our consolidated financial statements and related notes thereto, which are incorporated herein by reference. The operating results data for each of the years in the five-year period ended December 31, 2002, and the financial position data as of the end of each fiscal year during such period are derived from our audited consolidated financial statements and selected financial data included in our Current Report on Form 8-K filed September 23, 2003. The summary financial information for the nine months ended September 30, 2003 and 2002, is derived from our unaudited consolidated financial statements for the respective periods. This historical information is not necessarily indicative of the results to be expected in the future.

                                                                                           NINE MONTHS
                                                                                              ENDED
                                                     YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                            ------------------------------------------   ---------------
                                             2002     2001     2000     1999     1998     2003     2002
                                            ------   ------   ------   ------   ------   ------   ------
                                                                                           (UNAUDITED)
                                                   (IN MILLIONS, EXCEPT PER COMMON SHARE AMOUNTS)
Operating Results Data:
  Operating revenues......................  $7,598   $8,939   $7,188   $5,243   $4,981   $5,143   $6,433
  Income (loss) from continuing operations
     before preferred stock
     dividends(1).........................  (1,048)     152    1,113      226      113     (519)     250
  Income (loss) from continuing operations
     available to common
     stockholders(1)......................  (1,048)     152    1,113      226      107     (519)     250
  Basic earnings (loss) per common share
     from continuing operations...........  $(1.87)  $ 0.30   $ 2.25   $ 0.46   $ 0.22   $(0.87)  $ 0.46
  Diluted earnings (loss) per common share
     from continuing operations...........  $(1.87)  $ 0.30   $ 2.19   $ 0.46   $ 0.22   $(0.87)  $ 0.46
  Cash dividends declared per common
     share(2).............................  $ 0.87   $ 0.85   $ 0.82   $ 0.80   $ 0.76   $ 0.12   $ 0.65
  Basic average common shares
     outstanding..........................     560      505      494      490      487      596      548
  Diluted average common shares
     outstanding..........................     560      516      513      497      495      596      549

                                                                                                AS OF
                                                        AS OF DECEMBER 31,                  SEPTEMBER 30,
                                          -----------------------------------------------   -------------
                                           2002      2001      2000      1999      1998        2003
                                          -------   -------   -------   -------   -------   -------------
                                                                                             (UNAUDITED)
                                                                   (IN MILLIONS)
Financial Position Data:
  Total assets..........................  $46,224   $48,546   $46,903   $32,090   $26,759      $42,676
  Long-term financing
     obligations(3)(4)..................   16,106    12,840    11,193     9,610     7,510       22,524
  Non-current notes payable to
     affiliates.........................      201       368       343        --        --           --
  Securities of subsidiaries(4).........    3,420     4,013     3,707     2,444       999          465
  Stockholders' equity..................    8,377     9,356     8,119     6,884     6,913        6,753

---------------

(1) In March 2003, we entered into an agreement in principle to settle claims associated with the western energy crisis of 2000 and 2001. We also incurred losses related to impairments of assets and equity investments and incurred restructuring charges related to industry changes. We also incurred a ceiling test charge on our full cost natural gas and oil properties. During 2001, we merged with The Coastal Corporation and incurred costs and asset impairments related to this merger. In 1999, we incurred $557 million of merger charges primarily related to our merger with Sonat, Inc. and $352 million of ceiling test charges. In 1998, we incurred $1,035 million of ceiling test charges. For a further discussion of events affecting comparability of our results in 2002, 2001 and 2000, See our Current Report on Form 8-K filed September 23, 2003 and our Form 10-Q for the nine months ended September 30, 2003, which are incorporated by reference into this prospectus supplement.
(2) Cash dividends declared per share of common stock represent the historical dividends declared by El Paso for all periods presented.
(3) These amounts exclude long-term financing obligations of $51 million for 2001, $410 million for 2000, $411 million for 1999 and $181 million for 1998 related to our discontinued operations.
(4) The increase in long-term financing obligations as of September 30, 2003 was primarily a result of additional financing transactions in 2003, the consolidations of our Chaparral and Gemstone investments and the refinancing of our Clydesdale and Trinity River obligations. The proceeds from our additional financings in 2003 were used, in part, to redeem securities of subsidiaries. See our Form 10-Q for the quarter ended September 30, 2003 for a further discussion of these transactions.

                                  RISK FACTORS

     Before you invest in our common stock, you should consider the risks, uncertainties and factors that may adversely affect us that are discussed under the captions "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors and Cautionary Statement For Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" in our Current Report on Form 8-K filed September 23, 2003, which is incorporated by reference in the accompanying prospectus, as well as the following additional risk factors.

WE MAY HAVE DIFFICULTY ACCESSING CAPITAL ON ATTRACTIVE TERMS OR AT ALL.

     In response to the occurrence of several recent events, including the September 11, 2001 terrorist attack on the United States, the ongoing war against terrorism by the United States, the bankruptcy of Enron Corp., one of our major competitors, and the war in Iraq, the financial markets have been disrupted in general, and the availability and cost of capital for our business and that of our competitors has been adversely affected. In addition, the bankruptcy of Enron and the decline in the energy trading industry have caused the credit ratings agencies to review the capital structure and earnings power of energy companies, including ours. Our credit ratings are important to us, and credit downgrades or rating agency actions have an impact on our ability to access capital and the costs of that capital. In December 2001, we announced our balance sheet enhancement plan to strengthen our capital structure and enhance our liquidity. In May 2002, we announced our strategic repositioning plan to limit our investment in and exposure to energy trading and to increase our investment in our core natural gas businesses. These plans were specifically designed to maintain or even improve our credit ratings. Through a series of ratings actions in the third and fourth quarters of 2002, Moody's and Standard and Poor's downgraded our senior unsecured debt to Ba2 and BB-, respectively (both "below investment grade" ratings), and stated that our ratings outlook was negative. Moody's and Standard and Poor's ratings actions required us to post additional cash and other collateral in connection with several of our existing contractual obligations, including obligations related to our commercial trading activities and our financial guarantees and other financing arrangements. On February 5, 2003, we announced our 2003 Operational and Financial Plan pursuant to which we will continue to seek additional asset sales in order to further strengthen our financial position. During February 2003, the ratings assigned to our senior unsecured debt were further downgraded, to Caa1 by Moody's and B by Standard & Poor's. In November 2003, Moody's changed our rating outlook from developing to negative. On December 15, 2003, Standard and Poor's downgraded our senior unsecured debt to B- from B and affirmed its negative outlook. Our business is capital intensive, and achievement of our growth targets is dependent, at least in part, upon our ability to access capital at rates and on terms we determine to be attractive. If our ability to access capital becomes significantly constrained, our financial condition and future results of operations could be significantly adversely affected.

WE MAY NOT ACHIEVE ALL OF THE OBJECTIVES SET FORTH IN OUR LONG-RANGE PLAN IN A TIMELY MANNER OR AT ALL.

     Our ability to achieve the stated objectives of our long-range plan, as well as the timing of their achievement, if at all, is subject, in part, to factors beyond our control. These factors include (1) our ability to raise cash from asset sales, which may be impacted by our ability to locate potential buyers in a timely fashion and obtain a reasonable price or by competing asset sale programs by our competitors, (2) our ability to recover working capital, and (3) our ability to generate additional cash by improving the performance of our pipeline and production operations. If we fail to achieve in a timely manner various targets of our long-range plan, our liquidity or financial position could be materially adversely affected.

OUR PROVED OIL AND GAS RESERVES COULD BE REVISED AS A RESULT OF OUR INTERNAL ESTIMATES AND ESTIMATES PREPARED BY A THIRD PARTY RESERVE ENGINEER.

     As of January 1, 2003, our estimates of proved reserves were prepared internally by us. A third party reserve engineering firm also prepared an independent reserve estimate for our properties as of January 1, 2003. During the fourth quarter of 2003, we appointed Ryder Scott Co. as our primary reserve engineer.

As of January 1, 2004, our estimates of proved reserves will be prepared internally by us. Ryder Scott will also prepare an independent reserve estimate for our properties as of January 1, 2004. Because estimating reserves is a complex process and estimates are based on interpretations and assumptions, it is possible that our proved reserve estimates could be revised upon completion of our internal estimate and Ryder Scott's independent estimate for our properties. The reported value of our reserves at year-end will also be dependent on the price of natural gas at that time. Based on production performance in certain of our basins over the last year, we currently expect negative revisions to our previous reserve estimates.

                                USE OF PROCEEDS

     As part of the Western Energy Settlement, we agreed to provide the gross proceeds from this offering of our common stock (approximately $69 million) to the settling parties through our subsidiary, EPNG. If we complete this offering prior to final approval of the definitive agreements relating to the Western Energy Settlement, EPNG will deposit the gross proceeds from this offering into escrow for the benefit of the settling parties until final approval is received.

                                 CAPITALIZATION

     The following table sets forth our unaudited consolidated capitalization as of September 30, 2003. You should read this table in conjunction with our consolidated financial statements and related notes contained in our Current Report on Form 8-K filed September 23, 2003, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, each of which is incorporated by reference into the accompanying prospectus.

                                                                    AS OF
                                                              SEPTEMBER 30, 2003
                                                              ------------------
                                                                 (UNAUDITED)
                                                                (IN MILLIONS,
                                                                 EXCEPT SHARE
                                                                   AMOUNTS)
Debt and other financing obligations:
  Notes payable to affiliates...............................       $     9
  Short-term financing obligations, including current
     maturities.............................................         1,047
                                                                   -------
     Total current debt and other financing obligations.....         1,056
  Long-term financing obligations...........................        22,524
                                                                   -------
     Total debt and other financing obligations.............        23,580
                                                                   -------
Securities of subsidiaries:
  Preferred interests of consolidated subsidiaries..........           400
  Minority interests of consolidated subsidiaries...........            65
                                                                   -------
     Total securities of subsidiaries.......................           465
                                                                   -------
Stockholders' equity:
  Common stock, par value $3.00 per share; 1,500,000,000
     shares authorized; 605,707,395 shares issued as of
     September 30, 2003.....................................         1,817
  Additional paid-in capital................................         4,414
  Retained earnings.........................................         1,142
  Treasury stock and other, net.............................          (620)
                                                                   -------
     Total stockholders' equity(1)..........................         6,753
                                                                   -------
     Total capitalization...................................       $30,798
                                                                   =======

---------------

(1) Amounts as of September 30, 2003 do not reflect an increase in total stockholders' equity of approximately $120 million to reflect (a) this offering and (b) our November 24, 2003 offering of 8,790,436 shares in partial satisfaction of our Western Energy Settlement obligation.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     As of December 12, 2003, there were 608,228,422 shares of common stock outstanding held by 49,354 registered holders. Our common stock is traded on the NYSE under the symbol "EP". The following table sets forth the high and low sales price per share of the common stock as reported on the NYSE and our dividends declared during the periods shown:

                                                                HIGH       LOW      DIVIDENDS
                                                              --------   --------   ---------
2003
  Fourth Quarter (through December 22, 2003)................  $   8.06   $   5.97    $0.0400
  Third Quarter.............................................      8.95       6.51     0.0400
  Second Quarter............................................      9.89       5.85     0.0400
  First Quarter.............................................     10.30       3.33     0.0400
2002
  Fourth Quarter............................................  $  11.91   $   4.39    $0.2175
  Third Quarter.............................................     21.07       5.30     0.2175
  Second Quarter............................................     46.80      18.88     0.2175
  First Quarter.............................................     46.89      31.70     0.2175
2001
  Fourth Quarter............................................  $  54.05   $  36.00    $0.2125
  Third Quarter.............................................     54.48      38.00     0.2125
  Second Quarter............................................     71.10      49.90     0.2125
  First Quarter.............................................     75.30      57.25     0.2125

     Future dividends will be payable only when, as and if declared by our Board of Directors and will be dependent upon business conditions, earnings, our cash requirements and other relevant factors.

     On December 22, 2003, the last reported sale price of our common stock on the NYSE was $8.02 per share.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     As of December 12, 2003, there were 608,228,422 shares of our common stock issued and outstanding and no shares of our preferred stock issued or outstanding. The description of our capital stock set forth below replaces in its entirety the description of our capital stock set forth under "Description of Capital Stock" in the accompanying prospectus.

     The statements under this caption are brief summaries and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in our Amended and Restated Certificate of Incorporation (the Charter).

COMMON STOCK

     We are currently authorized by our Charter to issue up to 1,500,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock do not have the right to cumulate votes in the election of directors. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are fully paid and nonassessable upon issuance against full payment of the purchase price.

     EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Our board of directors, without any further action by our stockholders, is authorized to issue up to 50,000,000 shares of preferred stock, and to divide the preferred stock into one or more series. The Board may fix by resolution or resolutions any of the designations and the powers, preferences and rights, and the qualifications, limitations, or restrictions which are permitted by the General Corporation Law of the State of Delaware of the shares of each such series. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of El Paso. The specific terms of a particular series of preferred stock will be described in the certificate of designation relating to that series. The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the preferred stock will vary depending on the series, therefore reference to the certificate of designation relating to that particular series of preferred stock should be made for a complete description of terms.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (1) prior to such time, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock.

EL PASO'S RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS

     The following provisions in our charter or by-laws may make a takeover of El Paso more difficult:

     - our charter prohibits the taking of any action by written stockholder consent in lieu of a meeting;

     - our by-laws provide that special meetings of stockholders may be called only by a majority of the Board, the Chairman of the Board, the Chief Executive Officer, the President or the Vice Chairman of the Board; and

     - our by-laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of stockholders.

                                  UNDERWRITING

     Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the joint book-running managers of this offering. We have entered into an underwriting agreement covering the common stock to be offered in this offering with Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. Subject to the terms and conditions stated in the underwriting agreement, each underwriter named below has severally agreed to purchase, and we have severally agreed to sell to that underwriter, the number of shares of our common stock set forth opposite the underwriter's name.

                                                               NUMBER OF
NAME                                                            SHARES
----                                                           ---------
Deutsche Bank Securities Inc. ..............................   4,395,218
J.P. Morgan Securities Inc. ................................   4,395,218
                                                               ---------
       Total................................................   8,790,436
                                                               =========

     The underwriting agreement provides that if the underwriters purchase any of the shares presented in the table above, then they must purchase all of these shares. No underwriter is obligated to purchase any shares allocated to a defaulting underwriter, except under limited circumstances set forth in the underwriting agreement.

     The underwriters are offering the shares of common stock subject to the prior sale of the shares and when, as and if such shares are delivered to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

     The underwriters will initially offer to sell shares to the public at the public offering price shown on the cover page of this prospectus supplement.

     The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

UNDERWRITING DISCOUNTS AND COMMISSIONS

                                                              PER SHARE
                                                              ---------
Public offering price.......................................   $7.850
Underwriting discounts and commissions......................   $0.105
Proceeds to El Paso, before expenses........................   $7.745

     Each underwriter has agreed that (i) it has not offered or sold, and prior to the six months after the date of issue of the common stock will not offer or sell, any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for purposes of their business or otherwise in circumstances that have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied, and will comply, with all applicable provisions of the Financial Services and Markets Act 2000 of Great Britain (FSMA) with respect to anything done by it in relation to our common stock in, from or otherwise involving the United Kingdom; and (iii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the FSMA) received by it in connection with the issue or sale of any shares of our common stock in circumstances in which section 21(1) of the FSMA does not apply to the issuer.

     The underwriters have advised us that they may make short sales of our common stock in connection with this offering, resulting in the sale by the underwriters of a greater number of shares than they are required to purchase pursuant to the underwriting agreement. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the trading price of the common stock in the open market that could adversely affect investors who purchase shares in this offering. The underwriters may reduce or close out their covered short position by purchasing shares in the open market. Any "naked" short position will be closed out by purchasing shares in the open market. Similar to the other stabilizing transactions described below, open market purchases made by the underwriters to cover all or a portion of their short position may have the effect of preventing or retarding a decline in the market price of our common stock following this offering. As a result, our common stock may trade at a price that is higher than the price that otherwise might prevail in the open market.

     The underwriters have advised us that, pursuant to Regulation M under the Securities Exchange Act of 1934, as amended, they may engage in transactions, including stabilizing bids or the imposition of penalty bids, that may have the effect of stabilizing or maintaining the market price of the shares of common stock at a level above that which might otherwise prevail in the open market. A "stabilizing bid" is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A "penalty bid" is an arrangement permitting the underwriters to claim the selling concession otherwise accruing to an underwriter or syndicate member in connection with the offering if the common stock originally sold by that underwriter or syndicate member is purchased by the underwriters in the open market pursuant to a stabilizing bid or to cover all or part of a syndicate short position. The underwriters have advised us that stabilizing bids and open market purchases may be effected on the NYSE, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

     One or more of the underwriters may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and this prospectus supplement and the accompanying prospectus online and, depending upon the particular underwriter, place orders online or through their financial advisors.

     We estimate that our total expenses of this offering, excluding underwriting discounts, will be approximately $150,000.

     We have agreed that, with limited exceptions, for a period of 90 days after the date of the initial public offering of the common stock pursuant to this offering, we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file with the SEC a registration statement relating to, any shares of our common stock, or any of our securities that are substantially similar to our common stock, or (ii) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise without the prior written consent of the underwriters. In addition, our executive officers and directors have each agreed that, with limited exceptions, for a period of 45 days after the date of this prospectus supplement, they will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or publicly disclose the intention to do any of the foregoing, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock or
(ii) enter into any swap, option, future, forward or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities substantially similar to the common stock, including, but not limited to any security convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clause
(i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the underwriters. In addition, our executive officers and directors have each agreed that during this 45-day period none of them will make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock without the prior written consent of the underwriters.

     Our common stock is listed on the NYSE under the symbol "EP."

     We have severally agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

     The underwriters and certain of their affiliates have performed investment banking, advisory, general financing and commercial banking services for us and our subsidiaries from time to time for which they have received customary fees and expenses.

                                 LEGAL MATTERS

     The validity of our common stock offered in this prospectus supplement will be passed upon for us by Locke Liddell & Sapp LLP, Houston, Texas. Certain legal matters in connection with the sale of our common stock offered in this prospectus supplement will be passed upon for the underwriters by Andrews Kurth LLP, Houston, Texas.

                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-82412

PROSPECTUS

                                 $3,000,000,000

                              EL PASO CORPORATION

                                DEBT SECURITIES
                                PREFERRED STOCK
                                  COMMON STOCK
                               PURCHASE CONTRACTS
                                    WARRANTS
                                     UNITS
                             ---------------------

                            EL PASO CAPITAL TRUST II
                           EL PASO CAPITAL TRUST III

                           TRUST PREFERRED SECURITIES
                      (GUARANTEED BY EL PASO CORPORATION)

     El Paso Corporation may offer and sell in one or more offerings:

     - unsecured debt securities consisting of senior notes and debentures and subordinated notes and debentures and/or other unsecured evidences of indebtedness in one or more series;

     - shares of preferred stock, in one or more series, which may be convertible or exchangeable for common stock or debt securities;

     - shares of common stock;

     - purchase contracts for the purchase or sale of our common stock, preferred stock, debt securities, warrants or units, or for the purchase or sale of securities of a third party, currencies or commodities;

     - warrants to purchase our common stock, preferred stock, debt securities, purchase contracts or units, or to purchase or sell securities of a third party, currencies or commodities; and

     - units consisting of any combination of our common stock, preferred stock, debt securities, purchase contracts or warrants.

     El Paso Capital Trust II and El Paso Capital Trust III, each a wholly owned subsidiary of El Paso Corporation, may offer and sell in one or more offerings:

     - trust preferred securities representing undivided beneficial interests in the assets of each trust. As described in this document, we will provide a limited guarantee of the payment by each trust of distributions on the trust preferred securities and the payment upon liquidation and redemption.

     The aggregate initial offering price of the securities that we offer by this prospectus will not exceed $3,000,000,000. We will offer the securities in amounts, at prices and on terms to be determined by market conditions at the time of our offerings.

     We will provide the specific terms of the securities in supplements to this prospectus. You should read this prospectus and the prospectus supplements carefully before you invest in any of our securities. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

     Our common stock is listed for trading on the New York Stock Exchange and the Pacific Exchange under the symbol "EP."

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is February 27, 2002

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
About this Prospectus.......................................    i
Cautionary Statement Regarding Forward-Looking Statements...    1
Where You Can Find More Information.........................    2
El Paso Corporation.........................................    4
The Trusts..................................................    6
Use of Proceeds.............................................    7
Ratio of Earnings to Fixed Charges..........................    7
Description of the Debt Securities..........................    8
Description of Capital Stock................................   17
Description of Purchase Contracts...........................   24
Description of Warrants.....................................   25
Description of Units........................................   26
Description of the Trust Preferred Securities...............   26
Description of the Trust Preferred Securities Guarantees....   27
Relationship among the Trust Preferred Securities, the
  Subordinated Debt Securities and the Guarantees...........   30
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   33

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (SEC) utilizing a "shelf" registration process. Under this shelf process, we may sell different types of securities described in this prospectus in one or more offerings up to a total offering amount of $3,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

     In this prospectus, references to "El Paso," "we," "us" and "our" mean El Paso Corporation, and references to an "El Paso Trust" or a "trust" mean El Paso Capital Trust II and/or El Paso Capital Trust III.

                         CAUTIONARY STATEMENT REGARDING
                           FORWARD-LOOKING STATEMENTS

     We have made statements in this document and in documents that we have incorporated by reference into this document that constitute forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of El Paso. These statements may relate to, but are not limited to, information or assumptions about earnings per share, capital and other expenditures, dividends, financing plans, capital structure, cash flow, pending legal proceedings and claims, including environmental matters, future economic performance, operating income, management's plans, goals and objectives for future operations and growth and markets for the stock of El Paso. These forward-looking statements generally are accompanied by words such as "intend," "anticipate," "believe," "estimate," "expect," "should" or similar expressions. You should understand that these forward-looking statements are estimates reflecting the best judgment of senior management of El Paso, not guarantees of future performance. They are subject to a number of assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in forward-looking statements include, among others, the following:

     - the risk that earnings may be adversely affected by fluctuating energy prices;

     - the risk that rates charged to customers may be reduced by governmental authorities;

     - the highly competitive nature of the natural gas transportation, gathering, processing and storage businesses, the oil and gas exploration and production business, the energy marketing and power generation industries, the crude oil refining and chemical production businesses and the coal mining business;

     - the risk of favorable customer contracts expiring or being renewed on less attractive terms;

     - the risk that we may have difficulty accessing capital on attractive terms in the wake of recent events that have disrupted financial markets and the availability and cost of capital;

     - risks associated with possible judgments or sanctions in connection with the energy crisis in California;

     - the timing and success of our exploration and development drilling programs, which would affect production levels and reserves;

     - changes to our estimates of oil, gas and coal reserves;

     - the risk of financial losses arising out of derivative transactions;

     - risks incident to the drilling and operation of oil and gas wells;

     - risks incident to operating crude oil refineries, chemical plants and coal mines;

     - future drilling, production and development costs, including drilling rig rates;

     - the costs of environmental liabilities, regulations and litigation;

     - the impact of operational hazards;

     - the risk that required regulatory approvals for proposed pipeline, storage and power generation projects may be delayed or may only be granted on terms that are unacceptable or significantly less favorable than anticipated;

     - the risks associated with future weather conditions;

     - the impact of the loss of key employees; and

     - the risk that other firms will further expand into markets in which we operate.

     These factors are more fully described in our Current Report on Form 8-K/A filed May 17, 2001 under the heading "Risk Factors and Cautionary Statement for Purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995" and are incorporated herein by reference. Other factors that could cause actual results to differ materially from estimates and projections contained in forward-looking statements are described in the other documents that we incorporated by reference into this document. In addition, we can give you no assurance that:

     - we have correctly identified and assessed all of the factors affecting our businesses;

     - the publicly available and other information with respect to these factors on which we have based our analysis is complete or correct;

     - our analysis is correct; or

     - our strategies, which are based in part on this analysis, will be successful.

     Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus, or, in the case of documents incorporated by reference, the date of those documents.

     All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed a registration statement with the SEC under the Securities Act of 1933 that registers the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.

     In addition, we file reports and other information with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the SEC's public reference room, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may also obtain copies of this information by mail at prescribed rates from the SEC's public reference room, at the address above. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, including El Paso, that file electronically with the SEC. The address of that site is http://www.sec.gov. You can also inspect reports, proxy statements and other information about us at the offices of The New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York 10005 and at the offices of the Pacific Exchange at 115 Sansome Street, San Francisco, California 94104.

     The SEC allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, except for any information that is superseded by information that is included directly in this document.

     We incorporate by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition. Some of these filings have been amended by later filings, which are also listed.

     - Annual Report on Form 10-K, for the year ended December 31, 2000;

     - Audited combined financial statements as filed on Current Report on Form 8-K/A dated May 17, 2001;

     - Current Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

     - Current Reports on Form 8-K filed January 3, 2001, January 29, 2001, February 2 2001, February 5, 2001, February 6, 2001, February 15, 2001, February 21, 2001, February 23, 2001, March 2, 2001, March 23, 2001,
       March 26, 2001, March 29, 2001, May 14, 2001, July 26, 2001, July 30,
       2001, December 14, 2001, December 26, 2001, January 4, 2002, and January 11, 2002 and Current Reports on Form 8-K/A filed May 17, 2001, July 31, 2001 and January 8, 2002;

     - Proxy Statement for the Annual Meeting of Shareholders held on May 21, 2001, filed March 27, 2001; and

     - The description of our capital stock contained in our registration statement on Form 8-A, dated April 5, 2001 and the description of our preferred stock purchase rights contained in our registration statement on Form 8-A/A, dated January 29, 1999.

     We also incorporate by reference additional documents that we may file with the SEC until all of the securities offered by this prospectus have been sold. These documents include periodic reports, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     You can obtain any of the documents incorporated by reference in this document through us or from the SEC through the SEC's website at the http://www.sec.gov. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this document. You can obtain documents incorporated by reference in this document by requesting them in writing or by telephone from us at the following address:

                              El Paso Corporation
                          Office of Investor Relations
                                El Paso Building
                             1001 Louisiana Street
                              Houston, Texas 77002
                         Telephone No.: (713) 420-2600

     WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION THAT DIFFERS FROM, OR ADDS TO, THE INFORMATION IN THIS DOCUMENT OR IN OUR DOCUMENTS THAT ARE PUBLICLY FILED WITH THE SEC. THEREFORE, IF ANYONE DOES GIVE YOU DIFFERENT OR ADDITIONAL INFORMATION, YOU SHOULD NOT RELY ON IT.

     IF YOU ARE IN A JURISDICTION WHERE IT IS UNLAWFUL TO OFFER TO EXCHANGE OR SELL, OR TO ASK FOR OFFERS TO EXCHANGE OR BUY, THE SECURITIES OFFERED BY THIS DOCUMENT, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE ACTIVITIES, THEN THE OFFER PRESENTED BY THIS DOCUMENT DOES NOT EXTEND TO YOU.

     THE INFORMATION CONTAINED IN THIS DOCUMENT SPEAKS ONLY AS OF ITS DATE UNLESS THE INFORMATION SPECIFICALLY INDICATES THAT ANOTHER DATE APPLIES.

                              EL PASO CORPORATION

BUSINESS

     We are a global energy company with operations that extend from energy production and extraction to power generation.

     Our principal operations include:

     - natural gas transportation, gathering, processing, and storage;

     - energy-related commodities and products marketing;

     - power generation;

     - petroleum refining;

     - chemicals production;

     - energy infrastructure facility development and operation;

     - natural gas and oil exploration and production; and

     - coal mining.

     Our Pipeline segment owns or has interests in approximately 60,000 miles of interstate natural gas pipelines in the United States and internationally. In the United States, our systems connect the nation's principal natural gas supply regions to the five largest consuming regions in the United States: the Gulf Coast, California, the Northeast, the Midwest, and the Southeast. These operations represent one of the largest, and only, integrated coast-to-coast mainline natural gas transmission system in the United States. Our U.S. pipeline systems also own or have interests in over 425 billion cubic feet of storage capacity used to provide a variety of services to our customers. Our international pipeline operations include access from our U.S. based systems into Canada and Mexico as well as interests in three major operating natural gas transmission systems in Australia.

     Our Merchant Energy segment is involved in a broad range of activities in the energy marketplace including asset ownership, trading and risk management and financial services. We are one of North America's largest wholesale energy commodity marketers and traders, and buy, sell, and trade natural gas, power, crude oil, refined products, coal, and other energy commodities in the United States and internationally. We are also a significant non-utility owner of electric generating capacity. Our refineries have the capacity to process 450,000 barrels of crude oil per day and produce a variety of gasolines and other products. We also produce agricultural and industrial chemicals and petrochemicals at seven facilities in the United States and Canada. Our coal operations produce high-quality, bituminous coal with reserves in Kentucky, Virginia, and West Virginia. Most recently, we have announced our expansion into the liquefied natural gas business. The financial services businesses of Merchant Energy invest in emerging businesses to facilitate growth in the U.S. and Canadian energy markets.

     Our Field Services segment provides natural gas gathering, products extraction, fractionation, dehydration, purification, compression and intrastate transmission services. These services include gathering of natural gas from more than 15,000 natural gas wells with approximately 24,000 miles of natural gas gathering and natural gas liquids pipelines, and 35 natural gas processing, treating, and fractionation facilities located in some of the most prolific and active production areas in the U.S., including the San Juan Basin, east and south Texas, Louisiana, the Gulf of Mexico, and the Rocky Mountains. We conduct our intrastate transmission operations through interests in six intrastate systems, which serve a majority of the metropolitan areas and industrial load centers in Texas as well as markets in Louisiana. We serve as the general partner of El Paso Energy Partners, L.P., a publicly traded master limited partnership. El Paso Energy Partners, L.P. provides natural gas and oil gathering, transportation, storage, processing and other related services.

     Our Production segment leases approximately 5 million net acres in 16 states, including Colorado, Kansas, Louisiana, New Mexico, Texas, Oklahoma, Utah, Wyoming, and Arkansas, as well as the Gulf of Mexico. We also have exploration and production rights in Australia, Brazil, Canada, Hungary, Indonesia, and Turkey. During 2000, daily equivalent natural gas production exceeded 1.6 billion cubic feet per day, and our reserves at December 31, 2000, were approximately 6.4 trillion cubic feet of natural gas equivalents.

     Our principal executive offices are located in the El Paso Building, located at 1001 Louisiana Street, Houston, Texas 77002, and our telephone number at that address is (713) 420-2600.

                                   THE TRUSTS

     El Paso Capital Trust II and El Paso Capital Trust III are statutory business trusts created under Delaware law by filing a certificate of trust with the Delaware Secretary of State. Each trust's business is defined in a declaration of trust which we have executed, as sponsor for each of the trusts. Officers of El Paso are the administrative trustees, as defined below, for each of the trusts. Each declaration will be amended and restated before any trust preferred securities are sold by that trust. Each declaration will also be qualified as an indenture under the Trust Indenture Act of 1939, as amended. Each trust exists for the exclusive purposes of:

     - issuing and selling the trust preferred securities and the trust common securities;

     - investing the gross proceeds from the sale of the trust preferred securities in subordinated debt securities issued by us; and

     - engaging in only those other activities necessary or incidental to these purposes.

     We will, directly or indirectly, purchase trust common securities in an aggregate liquidation amount equal to 3% of the total capital of an El Paso Trust in connection with an offering of trust preferred securities by the trust.

     Each trust's business and affairs will be conducted by its trustees. A majority of the trustees of each trust will be administrative trustees and will be persons who are employees or officers of or affiliated with us. One trustee of each trust will be a financial institution that will be unaffiliated with us and that will act as property trustee and as indenture trustee for purposes of the Trust Indenture Act, as described in the applicable prospectus supplement. In addition, unless the property trustees maintain a principal place of business in the State of Delaware, and otherwise meet the requirements of applicable law, one trustee of each trust, the Delaware trustee, will have its principal place of business or reside in the State of Delaware. The administrative trustees and the property trustees, together with the Delaware trustee, are referred to in this document as the "trustees." Each trust's business and affairs will be conducted by the administrative trustees appointed by us, as the direct or indirect holder of all the trust common securities. Except in limited circumstances, we, as the holder of the trust common securities, will be entitled to appoint, remove or replace any of, or increase or reduce the number of, the trustees of a trust. The declaration of each trust will govern the duties and obligations of the trustees. We will pay and guarantee all fees and expenses related to the trusts and the offering of trust securities.

     The office of the Delaware Trustee for each El Paso Trust in the State of Delaware is 1201 Market Street, Wilmington, Delaware 19801. The principal place of business of each El Paso Trust will be c/o El Paso Corporation, El Paso Building, 1001 Louisiana Street, Houston, Texas 77002, and its telephone number is (713) 420-2600.

                                USE OF PROCEEDS

     We will use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes unless we specify otherwise in an applicable prospectus supplement. We may invest any funds we do not require immediately for general corporate purposes in marketable securities and short-term investments. The trusts will use all proceeds received from the sale of the trust preferred securities to purchase subordinated debt securities issued by us.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   NINE MONTHS
                                                                                      ENDED
                                              YEAR ENDED DECEMBER 31,             SEPTEMBER 30,
                                      ----------------------------------------    -------------
                                      1996     1997     1998    1999     2000     2000     2001
                                      -----    -----    ----    -----    -----    -----    ----
Ratio of Earnings to Fixed
  Charges(1)........................  2.63x    2.40x      --(2) 1.16x    2.20x    2.11x      --(2)

---------------

(1) During 1998, 1999 and 2001, we incurred charges related to our natural gas and oil producing activities. We also completed several significant mergers, including those with Sonat Inc. in 1999 and The Coastal Corporation in 2001. Following these mergers, we incurred significant merger-related charges. For a further discussion of these charges and their impact on our earnings in these years, please see our filings with the Securities and Exchange Commission incorporated by reference into this prospectus.

(2) Earnings were inadequate to cover fixed charges by $1 million in 1998 and $432 million for the nine months ended September 30, 2001.

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - minority interest in majority-owned subsidiaries;

     - interest expense, not including interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense that we believe to represent an interest factor; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest cost, excluding interest on rate refunds;

     - amortization of debt costs;

     - that portion of rental expense that we believe to represent an interest factor;

     - the pre-tax preferred stock dividend requirements of majority-owned subsidiaries; and

     - minority interest in majority-owned subsidiaries.

                       DESCRIPTION OF THE DEBT SECURITIES

     Any debt securities we offer will be our direct, unsecured general obligations. The debt securities will be either senior debt securities or subordinated debt securities and will be issued under one or more separate indentures between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank), as indenture trustee. Senior debt securities will be issued under a "senior indenture" and subordinated debt securities will be issued under a "subordinated indenture." Together the senior indenture and the subordinated indenture are called "indentures."

     We have summarized selected provisions of the indentures below. The following description is a summary of the material provisions of the indentures. It does not restate those agreements in their entirety. We urge you to read each of the indentures because each one, and not this description, defines your rights as holders of the debt securities. A senior indenture and a subordinated indenture between us and JPMorgan Chase Bank, as trustee, have been filed as exhibits to the registration statement.

GENERAL

     The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to all of our senior debt securities.

     If El Paso Capital Trust II or El Paso Capital Trust III issues trust preferred securities, we will also issue subordinated debt securities to the trust or a trustee of either trust. If the trusts are subsequently dissolved upon the occurrence of the events described in the prospectus supplement relating to the trust preferred securities, the trusts or trustees may distribute these subordinated debt securities ratably to the holders of trust preferred securities.

     A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offered debt securities. These terms will include some or all of the following:

     - the title and type of the debt securities;

     - the total principal amount of the debt securities and the currency, if other than U.S. dollars, in which such notes are denominated;

     - the percentage of the principal amount at which the debt securities will be issued and any payments due if the maturity of the debt securities is accelerated;

     - the dates on which the principal of the debt securities will be payable and the terms on which any such maturity date may be extended;

     - the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

     - the form of the subordinated debt securities we will issue to the trusts or a trustee if the trusts issue trust preferred securities;

     - in the case of subordinated debt securities issued to the trusts or trustees, the right to extend payment periods and the duration of that extension;

     - any provisions relating to the convertibility of exchangability of the debt securities for other debt securities or equity securities;

     - any optional redemption periods;

     - any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem some or all of the debt securities;

     - any changes to or additional events of defaults or covenants;

     - any special tax implications of the debt securities, including provisions for original issue discount securities, if offered;

     - restrictions on the declaration of dividends or requiring the maintenance of any asset ratio or the creation or maintenance of reserves; and

     - any other terms of the debt securities.

     Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that we may authorize and may be in any currency or currency unit we designate.

     Debt securities of a series may be issued in registered, bearer, coupon or global form.

DENOMINATIONS

     The prospectus supplement for each issuance of debt securities will state whether the securities will be issued in registered form of $1,000 each or multiples of $1,000 or bearer form of $5,000 each.

SUBORDINATION

     Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all senior debt securities. The subordinated indenture states that no payment of principal, interest and any premium on the subordinated debt securities may be made in the event:

     - of any insolvency, bankruptcy or similar proceeding involving us or our property, or

     - we fail to pay the principal, interest, any premium or any other amounts on any senior debt when due.

     The subordinated indenture will not limit the amount of senior debt that we may incur.

     Senior debt includes all notes or other unsecured evidences of indebtedness, including guarantees given by us, for money borrowed by us, not expressly subordinate or junior in right of payment to any of our other indebtedness.

CONSOLIDATION, MERGER OR SALE

     Each indenture generally permits a consolidation or merger between us and another corporation. They also permit us to sell all or substantially all of our property and assets. If this occurs, the remaining or acquiring corporation will assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other corporation or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring corporation will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. After that the successor corporation may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board or any of our officers may be done by the board or officers of the successor corporation. If we sell all or substantially all of our assets, we will be released from all our liabilities and obligations under any indenture and under the debt securities.

MODIFICATION OF INDENTURES

     Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

EVENTS OF DEFAULT

     "Event of default" when used in an indenture, will mean any of the following:

     - failure to pay the principal of or any premium on any debt security when due;

     - failure to pay interest on any debt security for 30 days;

     - failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

     - certain events in our bankruptcy, insolvency or reorganization; or

     - any other event of default included in any indenture or supplemental indenture.

     An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal or interest, if it considers such withholding of notice to be in the best interests of the holders.

     If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series can void the declaration.

     Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

COVENANTS

  General

     Under the indentures, we will:

     - pay the principal of, and interest and any premium on, the debt securities when due;

     - maintain a place of payment;

     - deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

     - deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

     The senior indenture provides that we will not, nor will we permit any restricted subsidiary to, create, assume, incur or suffer to exist any lien upon any principal property, whether owned or leased on the date of the senior indenture or thereafter acquired, to secure any of our debt or any other person (other than the senior debt securities issued under the senior indenture), without causing all of the senior debt securities outstanding under the senior indenture to be secured equally and ratably with, or prior to, the new debt so long the new debt is so secured. This restriction does not prohibit us from creating the following:

          (i) any lien upon any of our property or assets or any restricted subsidiary in existence on the date of the senior indenture or created pursuant to an "after-acquired property" clause or similar term in existence on the date of the senior indenture or any mortgage, pledge agreement, security agreement or other similar instrument in existence on the date of the senior indenture;

          (ii) any lien upon any property or assets created at the time of acquisition of such property or assets by or any of our restricted subsidiaries or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year of such acquisition;

          (iii) any lien upon any property or assets existing on the property at the time of the acquisition of the property by us or any of our restricted subsidiaries (whether or not the obligations secured are assumed by us or any of our restricted subsidiaries);

          (iv) any lien upon any property or assets of a person existing on the property at the time that person becomes a restricted subsidiary by acquisition, merger or otherwise;

          (v) the assumption by us or any of our restricted subsidiaries of obligations secured by any lien existing at the time of the acquisition by us or any of our restricted subsidiaries of the property or assets subject to such lien or at the time of the acquisition of the person which owns that property or assets;

          (vi) any lien on property to secure all or part of the cost of construction or improvements on the property or to secure debt incurred prior to, at the time of, or within one year after completion of such construction or making of such improvements, to provide funds for any such purpose;

          (vii) any lien on any oil, gas, mineral and processing and other plant properties to secure the payment of costs, expenses or liabilities incurred under any lease or grant or operating or other similar agreement in connection with or incident to the exploration, development, maintenance or operation of such properties;

          (viii) any lien arising from or in connection with a conveyance by us or any of our restricted subsidiaries of any production payment with respect to oil, gas, natural gas, carbon dioxide, sulphur, helium, coal, metals, minerals, steam, timber or other natural resources;

          (ix) any lien in favor of us or any of our restricted subsidiaries;

          (x) any lien created or assumed by us or any of our restricted subsidiaries in connection with the issuance of debt the interest on which is excludable from gross income of the holder of such debt pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute, for the purpose of financing, in whole or in part, the acquisition or construction of property or assets to be used by us or any of our subsidiaries;

          (xi) any lien upon property or assets of any foreign restricted subsidiary to secure debt of that foreign restricted subsidiary;

          (xii) permitted liens (as defined below);

          (xiii) any lien upon any additions, improvements, replacements, repairs, fixtures, appurtenances or component parts thereof attaching to or required to be attached to property or assets pursuant to the terms of any mortgage, pledge agreement, security agreement or other similar instrument, creating a lien upon such property or assets permitted by clauses (i) through (xii), inclusive, above; or

          (xiv) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refundings or replacements) of any lien, in whole or in part, that is referred to in clauses (i) through (xiii), inclusive, above, or of any debt secured thereby; provided, however, that the principal amount of debt secured shall not exceed the greater of the principal amount of debt so secured at the time of such extension, renewal, refinancing, refunding or replacement and the original principal amount of debt so secured (plus in each case the aggregate amount of premiums, other payments, costs and expenses required to be paid or incurred in connection with such extension, renewal, refinancing, refunding or replacement); provided further, however, that such extension, renewal, refinancing, refunding or replacement shall be limited to all or a part of the property (including improvements, alterations and repairs on such property) subject to the encumbrance so extended, renewed, refinanced, refunded or replaced (plus improvements, alterations and repairs on such property).

     Notwithstanding the foregoing, under the senior indenture, we may, and may permit any restricted subsidiary to, create, assume, incur, or suffer to exist any lien upon any principal property to secure our debt or any person (other than the senior debt securities) that is not excepted by clauses (i) through
(xiv) above without securing the senior debt securities issued under the senior indenture, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all net sale proceeds from sale-leaseback transactions (excluding sale-leaseback transactions permitted by clauses (i) through (iv), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 15% of consolidated net tangible assets.

     The senior indenture also provides that we will not, nor will we permit any restricted subsidiary to, engage in a sale-leaseback transaction, unless: (i) such sale-leaseback transaction occurs within one year from the date of acquisition of the principal property subject thereto or the date of the completion of construction or commencement of full operations on such principal property, whichever is later; (ii) the sale-leaseback transaction involves a lease for a period, including renewals, of not more than three years; (iii) we or any of our restricted subsidiaries would be entitled to incur debt secured by a lien on the principal property subject thereto in a principal amount equal to or exceeding the net sale proceeds from such sale-leaseback transaction without securing the senior debt securities; or (iv) we or any of our restricted subsidiaries, within a one-year period after such sale-leaseback transaction, applies or causes to be applied an amount not less than the net sale proceeds from such sale-leaseback transaction to (A) the repayment, redemption or retirement of funded debt of us or any such restricted subsidiary, or (B) investment in another principal property.

     Notwithstanding the foregoing, under the senior indenture we may, and may permit any restricted subsidiary to, effect any sale-leaseback transaction that is not excepted by clauses (i) through (iv), inclusive, of the above paragraph, provided that the net sale proceeds from such sale-leaseback transaction, together with the aggregate principal amount of outstanding debt (other than the senior debt securities) secured by liens upon principal properties not excepted by clauses (i) through (xiv), inclusive, of the first paragraph of the limitation on liens covenant described above, do not exceed 15% of the consolidated net tangible assets.

  Subordinated Indenture Covenants

     If we issue subordinated debt securities to an El Paso Trust in connection with the issuance of trust securities by the El Paso Trust and

     - an event of default under the subordinated indenture has occurred,

     - we are in default of our payment obligations under the related trust guarantee or the guarantee of the trust common securities, or

     - we have elected to defer payments of interest on the subordinated debt securities by extending the interest payment period as provided in the subordinated indenture, and the interest payment period, or any extension of it, is continuing, then we will be subject to restrictions regarding the declaration or payment of dividends on, and the making of guarantee payments with respect to, any of our capital stock, and the making of any payment of interest, principal or premium, if any, on, or the repayment, repurchase or redemption of, any debt securities (including guarantees) issued by us which rank the same as or junior to the subordinated debt securities. These restrictions will be more fully described in the prospectus supplement applicable to the particular series of subordinated debt securities issued to a trust.

     If we issue subordinated debt securities to an El Paso Trust in connection with the El Paso Trust's issuance of trust securities, for so long as such trust securities remain outstanding, we will covenant in the declaration, the guarantees or the supplemental indenture to the subordinated indenture with respect to such El Paso Trust:

     - to directly or indirectly maintain 100% ownership of the common securities of the El Paso Trust; however, any permitted successor to us under the subordinated indenture may succeed to our ownership of the trust common securities and

     - not to voluntarily terminate, wind-up or liquidate the El Paso Trust, except in connection with

          (i) the distribution of subordinated debt securities to the holders of trust securities in liquidation of the trust,

          (ii) the redemption of all of the trust securities of the trust, or

          (iii) certain mergers, consolidations or amalgamations, each as permitted by the declaration of the trust.

We will also covenant to use our commercially reasonable efforts, consistent with the terms and provisions of the declaration of the El Paso Trust, to cause the trust to remain classified as a grantor trust and not taxable as a corporation for United States federal income tax purposes.

  Definitions

     The following are definitions of some terms used in the above covenant descriptions:

          "Consolidated net tangible assets" means, at any date of determination, the total amount of assets after deducting (i) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth on our consolidated balance sheet and our consolidated subsidiaries for our most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

          "Debt" means any obligation created or assumed by any person to repay money borrowed and any purchase money obligation created or assumed by such person.

          "Funded debt" means all debt maturing one year or more from the date of the creation thereof, all debt directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all debt under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

          "Lien" means any mortgage, pledge, security interest, charge, lien or other encumbrance of any kind, whether or not filed, recorded or perfected under applicable law.

          "Permitted liens" means (i) liens upon rights-of-way for pipeline purposes; (ii) any governmental lien, mechanics', materialmen's, carriers' or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction;
     (iii) the right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property; (iv) liens of taxes and assessments which are
     (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity of which is being contested at the time by us or any subsidiary in good faith; (v) liens of, or to secure performance of, leases; (vi) any lien upon, or deposits of, any assets in favor of any surety company or clerk of court for the purpose of obtaining indemnity or stay of judicial proceedings; (vii) any lien upon property or assets acquired or sold by us or any restricted subsidiary resulting from the exercise of any rights arising out of defaults on receivables; (viii) any lien incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations; (ix) any lien upon any property or assets in accordance with customary banking practice to secure any debt incurred by us or any restricted subsidiary in connection with the exporting of goods to, or between, or the marketing of goods in, or the importing of goods from, foreign countries; or (x) any lien in favor of the U.S. or any state thereof, or any other country, or any political subdivision of any of the foregoing, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any lien securing industrial development, pollution control, or similar revenue bonds.

          "Person" means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, other entity, unincorporated organization, or government or any agency or political subdivision thereof.

          "Principal property" means (a) any pipeline assets owned by us or by any of our subsidiaries, including any related facilities employed in the transportation, distribution or marketing of natural gas, that are located in the U.S. or Canada, and (b) any processing or manufacturing plant owned or leased by us or any of our subsidiaries that is located within the U.S. or Canada, except, in the case of either clause (a) or (b), any such assets or plant which, in the opinion our board of directors, is not material in relation to our activities and our subsidiaries as a whole.

          "Restricted subsidiary" means any of our subsidiaries owning or leasing any principal property.

          "Sale-leaseback transaction" means the sale or transfer by us or any of our restricted subsidiaries of any principal property to a person (other than us or a subsidiary) and the taking back by us or any of our restricted subsidiaries, as the case may be, of a lease of such principal property.

PAYMENT AND TRANSFER

     Unless we specify otherwise in a prospectus supplement, we will pay principal, interest and any premium on the debt securities, and they may be surrendered for payment or transferred, at the offices of the trustee. We will make payment on registered securities by check mailed to the persons in whose names the debt securities are registered or by transfer to an account maintained by the registered holder on days specified in the indentures or any prospectus supplement. If we make debt securities payments in other forms, we will specify the form and place in a prospectus supplement.

     We will maintain a corporate trust office of the trustee or another office or agency for the purpose of transferring or exchanging fully registered securities, without the payment of any service charge except for any tax or governmental charge.

GLOBAL SECURITIES

     We may issue one or more series of the debt securities as permanent global debt securities deposited with a depositary. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (DTC) acts as depositary.

     Each global debt security will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., as DTC's nominee, or such other name as may be requested by an authorized representative of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

     Ownership of beneficial interests in a global debt security is limited to participants that have accounts with DTC, or persons that may hold interests through those participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of

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that ownership interest will be effected only through, records maintained by DTC for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

     We will make payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. DTC has advised us that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit participants' accounts in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

     Neither we, any trustee nor any of our respective agents, will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

     A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Exchange Act;

     - we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

     - there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

     Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement, if other than $1,000 and integral multiples of $1,000. The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

     Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

     We understand that, under DTC's usual procedures, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

     DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered under the Exchange Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

     DTC may discontinue providing its services as securities depositary at any time by giving reasonable notice to us or the Trustee, as agent. Under such circumstances, we would attempt to obtain a successor securities depositary. If we were unable to obtain a successor depositary, we would issue debt securities in definitive form.

     The information in this section concerning DTC and DTC's book entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of such information.

DEFEASANCE

     We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

     Under U.S. federal income tax laws as of the date of this prospectus, a discharge may be treated as an exchange of the related debt securities. Each holder might be required to recognize gain or loss equal to the difference between the holder's cost or other tax basis for the debt securities and the value of the holder's interest in the trust. Holders might be required to include as income a different amount than would be includable without the discharge. Prospective investors should seek tax advice to determine their particular consequences of a discharge, including the applicability and effect of tax laws other than the U.S. federal income tax laws.

GOVERNING LAW

     Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.

NOTICES

     Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

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                          DESCRIPTION OF CAPITAL STOCK

     The statements under this caption are brief summaries and are subject to, and are qualified in their entirety by reference to, the more complete descriptions contained in (1) our Restated Certificate of Incorporation, as amended (the "charter"), and the Amended and Restated Shareholder Rights Agreement, dated as of January 20, 1999, between us and EquiServe Trust Company, N.A., as rights agent (the "shareholder rights agreement"), copies of which are available upon request to El Paso, and (2) the certificate of designation relating to each series of preferred stock, which will be filed with the SEC at, or prior to, the time of the offering of such series of preferred stock.

GENERAL

     We are currently authorized by our charter to issue up to 750,000,000 shares of common stock and up to 50,000,000 shares of preferred stock. As of January 31, 2002, there were 531,957,912 shares of common stock, 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock and 190,000 shares of Series C Mandatorily Convertible Single Reset Preferred Stock issued and outstanding.

COMMON STOCK

     We are currently authorized by our charter to issue up to 750,000,000 shares of common stock. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably dividends which are declared by our board of directors out of funds legally available for such a purpose. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preference of any outstanding preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their common stock into any other securities. The common stock is not redeemable. All of the outstanding shares of common stock are, and the common stock offered by this offering circular will be, fully paid and nonassessable upon issuance against full payment of the purchase price.

     EquiServe Trust Company, N.A. is the transfer agent and registrar for our common stock.

PREFERRED STOCK

     Our board of directors, without any further action by our stockholders, is authorized to issue up to 50,000,000 shares of preferred stock and to divide the preferred stock into one or more series. The Board may fix by resolution or resolutions any of the designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of the shares of each such series, including, but not limited to, dividend rates, conversion rights, voting rights, terms of redemption and liquidation preferences, and the number of shares constituting each such series. The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of El Paso. Preferred stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular series of preferred stock will be described in the certificate of designation relating to that series. The description of preferred stock set forth below does not purport to be complete and is qualified in its entirety by reference to the certificate of designation relating to the particular series of preferred stock.

     The designations, powers, preferences and rights, and the qualifications, limitations, or restrictions of preferred stock of each series will be fixed by the certificate of designation relating to such series. The certificate of designation relating to each series will specify the terms of the preferred stock as follows:

     - The number of shares to constitute each series and the distinctive designation of the shares;

     - The annual dividend rate, if any, on shares of each series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

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

     - The purchase price and terms and conditions of the shares of each series, including the time during which shares of each series may be redeemed and any accumulated dividends that the holders of shares of each series shall be entitled to receive upon the redemption of the shares;

     - The liquidation preference, if any, and any accumulated dividends thereon, that the holders of shares of each series shall be entitled to receive upon the liquidation, dissolution or winding up of the affairs of El Paso;

     - Whether or not the shares of each series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of such series for retirement or for other corporate purposes and the terms and provisions relating to the operation of such fund;

     - The terms and conditions, if any, on which the shares of each series shall be convertible into, or exchangeable for, debt securities, shares of any other class or classes of our capital stock, or any series of any other class or classes, or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

     - The voting rights, if any, on the shares of each series; and

     - Any or all other preferences and relative, participating, operational, or other special rights, qualifications, limitations, or restrictions on each series.

     As of the date of this prospectus, 200,000 shares of Series B Mandatorily Convertible Single Reset Preferred Stock and 190,000 shares of Series C Mandatorily Convertible Single Reset Preferred Stock are outstanding. Pursuant to the shareholder rights agreement, our board of directors has designated 7,500,000 shares of Series A preferred stock. A summary description of each of the shareholder rights agreement and the Series A preferred stock, the Series B Mandatorily Convertible Single Reset Preferred Stock and the Series C Mandatorily Convertible Single Reset Preferred Stock is set forth below. You should refer to the full text of the shareholder rights agreement and the certificate of designation for each series of preferred stock for more complete descriptions.

SHAREHOLDER RIGHTS AGREEMENT

     In July 1992, the board of directors of El Paso Natural Gas Company, our predecessor ("EPG"), declared a dividend distribution of one preferred stock purchase right (an "EPG right") for each share of EPG's common stock par value $3.00 per share, then outstanding. In July 1997, EPG's board amended EPG's shareholder rights agreement pursuant to which the EPG rights were issued. All shares of EPG common stock issued subsequent to July 1992 also included these EPG rights. In connection with the holding company reorganization effected as of August 1, 1998, each one-half EPG right then associated with each outstanding share of EPG common stock was converted into one preferred stock purchase right (a "right") associated with each share of our common stock. All shares of our common stock issued after August 1, 1998 will also include a right. Under conditions specified in the shareholder rights agreement, each right may be exercised to purchase from us one two-hundredths of a share of a series of our preferred stock, designated as Series A junior participating preferred stock, par value $.01 per share (the "Series A preferred stock"), at a price of $75 per one two-hundredths of a share, subject to adjustment. In January 1999, the shareholder rights agreement was amended and restated.

     Our charter provides that the holders of a whole share of Series A preferred stock are entitled to 200 votes per share on all matters submitted to a vote of our stockholders subject to adjustment. In addition, during any period that dividends on the Series A preferred stock are in arrears in an amount equal to six quarterly dividend payments, the holders of Series A preferred stock will have the right to vote together as a class to elect two of our directors.

     The rights will separate from the common stock and will become exercisable on the earlier of (1) the first date of the public announcement that a person or group has acquired or obtained the right to acquire beneficial ownership of 15% or more of the voting power of all of our outstanding voting securities and
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

(2) 10 business days (or such later date as the board may determine) after the commencement of, or announcement of an intention to commence, a tender or exchange offer, that would result in a person or group beneficially owning 15% or more of our voting securities. If, after the rights become exercisable, we are involved in a merger or other business combination transaction in which our common stock is exchanged or changed, or it sells 50% or more of its assets or earning power, each holder of a right will have the right to purchase at the right's then-current exercise price, common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the right. If a person becomes the beneficial owner of securities having 15% or more of the voting power of all of our then-outstanding voting securities (except pursuant to a "permitted offer"), or if, during any period of such ownership, there shall be any reclassification of securities or recapitalization of us, or any merger or consolidation of us with any of our subsidiaries or any other transaction or series of transactions which has the effect, directly or indirectly, of increasing by more than 1% the proportionate share of the outstanding shares of any class of our equity securities or any of our subsidiaries which is directly or indirectly owned by such person, then for the next 60 days each right not owned by such person will entitle the holder of the right to purchase, at the right's then-current exercise price, shares of common stock or, in the discretion of the board, the number of one two-hundredths of a shares of series A preferred stock (or in circumstances specified in the shareholder rights agreement, other of our equity securities with at least the same economic value as the common stock) having a market value of twice the right's then-current exercise price. The rights, which have no voting rights, expire no later than 5:00 p.m., New York time on July 7, 2002. A "permitted offer" is a tender or exchange offer for all outstanding shares of common stock which is at a price and on terms determined, prior to the purchase of shares in such offer, by a majority of the disinterested directors to be adequate and otherwise in the best interests of us and our stockholders (other than the person and its affiliates making the offer), taking into account all factors that such disinterested directors deem relevant. "Disinterested directors" are directors who are neither our officers nor the officers an acquiring company or affiliate, associate or representative of such a company, or a person directly or indirectly proposed or nominated as director by a transaction person (as defined in the shareholder rights agreement). We may redeem the rights under circumstances specified in the shareholder rights agreement, prior to their expiration date at a purchase price of $.01 per right. It is possible that the existence of the rights may have the effect of delaying, deterring or preventing our takeover.

     Each share of our common stock issued upon conversion of the debentures will include a right issued under the shareholder rights agreement.

EL PASO SERIES B MANDATORILY CONVERTIBLE SINGLE RESET PREFERRED STOCK

     In March 2000, we issued 200,000 shares of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock having an initial aggregate liquidation preference of $1,000,000,000 in connection with the issuance by Limestone Electron Trust and Limestone Electron, Inc. of $1,000,000,000 aggregate principal amount of notes (the "Limestone Notes"). The shares of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock were deposited into a trust established for the benefit of the holders of the Limestone Notes. We are the beneficial owner of the trust. The preferred shares are to be sold by the trust only if:

     - the Limestone Notes are accelerated as a result of an event of default, including, in addition to various defaults under the documentation relating to the transactions pursuant to which the Limestone Notes were issued, payment defaults by El Paso under debt obligations specified in the documentation relating to the transactions;

     - the funds necessary to pay the Limestone Notes upon maturity are not timely deposited; or

     - our credit ratings fall below investment grade and our common stock price for ten consecutive trading days falls below $27.07, subject to certain adjustments.

     The date that the preferred shares are sold by the trust, or under certain circumstances the date of a failed remarketing of the preferred shares, is the "Rate Reset Date," and the market price of El Paso

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

common stock on the day such sale is priced or the date of such failed remarketing is the "Reset Price," which price is subject to certain antidilution adjustments. If the Limestone Notes, which mature on March 15, 2003, are timely repaid in full, we expect the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be retired and canceled.

     No dividends are payable on the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock prior to the Rate Reset Date. After the Rate Reset Date, dividends are payable at a rate equal to 7% per annum plus an amount which is intended to approximate the dividend yield on the El Paso common stock as of the Rate Reset Date. Such dividends are payable quarterly in arrears and are cumulative. The amount payable on shares of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock in the event of a liquidation, dissolution or winding up of the affairs of El Paso is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are senior to the dividend and liquidation rights of the El Paso common stock and the El Paso Series A Participating Junior Preferred Stock and pari passu with the dividend and liquidation rights of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock. The El Paso Series B Mandatorily Convertible Single Reset Preferred Stock is not redeemable after the Rate Reset Date.

     After the Rate Reset Date and prior to the date on which the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock automatically convert into shares of El Paso common stock, the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be entitled to convert the preferred shares into El Paso common stock based on a conversion price of 110% of the Reset Price. The El Paso Series B Mandatorily Convertible Single Reset Preferred Stock will be converted automatically into El Paso common stock on the later to occur of the third anniversary of the Rate Reset Date and March 15, 2006, and holders will also be entitled to receive cash equal to all accrued dividends. The number of shares of El Paso common stock issuable per share of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock upon automatic conversion will equal the quotient of $5,000 divided by a conversion price which will be between 100% to 110% of the Reset Price, depending on the market price of El Paso common stock at the time of automatic conversion.

     The holders of El Paso Series B Mandatorily Convertible Single Reset Preferred Stock generally have no voting rights except as may be required by statute, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority thereof to effect:

     - an amendment to El Paso's certificate of incorporation that would adversely affect the powers, rights or preferences of the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock;

     - the authorization or issuance of capital stock ranking senior to the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock; or

     - the merger or consolidation of El Paso in which holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock do not receive or continue to hold a similar interest in the surviving entity, subject to certain exceptions.

     If full cumulative dividends on the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock are not paid for six consecutive quarters, the holders of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock (together with the holders of any other series of capital stock, including the Series A preferred stock and the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock, that are entitled to elect directors as a result of dividend arrearages) will have the right to elect two directors to El Paso's Board of Directors until all dividend arrearages have been paid. If we fail to pay dividends when due on El Paso Series B Mandatorily Convertible Single Reset Preferred Stock, subject to certain limited exceptions, we are prohibited from paying dividends on junior stock, including El Paso common stock and Series A preferred stock, and are limited in our ability to pay dividends on parity stock, including El Paso Series C Mandatorily Convertible Single Reset Preferred Stock, and we and our subsidiaries are prohibited from redeeming or acquiring junior stock, including El Paso common stock and Series A preferred stock or parity stock, including El Paso Series C Mandatorily Convertible Single Reset Preferred Stock.

EL PASO SERIES C MANDATORILY CONVERTIBLE SINGLE RESET PREFERRED STOCK

     In November 2001, we issued 190,000 shares of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock having an initial aggregate liquidation preference of $950,000,000 in connection with the issuance by Gemstone Investor Limited and Gemstone Investor, Inc. of $950,000,000 aggregate principal amount of notes (the "Gemstone Notes"). The shares of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock were deposited into a trust established for the benefit of the holders of the Gemstone Notes. We are the beneficial owner of the trust. The preferred shares are to be sold by the trust only if:

     - The Gemstone Notes are accelerated as a result of an event of default, including, in addition to various defaults under the documentation relating to the transactions pursuant to which the Gemstone Notes were issued, payment defaults by El Paso under debt obligations specified in the documentation relating to the transactions;

     - The funds necessary to pay the Gemstone Notes upon maturity are not timely deposited; or

     - Our credit ratings fall below investment grade and our common stock price for ten consecutive trading days falls below $36.16, subject to certain adjustments.

     The date that the preferred shares are sold by the trust, or under certain circumstances the date of a failed remarketing of the preferred shares, is the "Series C Rate Reset Date," and the market price of El Paso common stock on the day such sale is priced or the date of such failed remarketing is the "Series C Reset Price," which price is subject to certain antidilution adjustments. If the Gemstone Notes, which mature on October 31, 2004, are timely repaid in full, we expect the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock will be retired and canceled.

     No dividends are payable on the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock prior to the Series C Rate Reset Date. After the Series C Rate Reset Date, dividends are payable at a rate equal to 7% per annum plus an amount which is intended to approximate the dividend yield on the El Paso common stock as of the Series C Rate Reset Date. Such dividends are payable quarterly in arrears and are cumulative. The amount payable on shares of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock in the event of a liquidation, dissolution or winding up of the affairs of El Paso is $5,000 per share, together with accrued dividends to the date of payment. These dividend and liquidation rights are senior to the dividend and liquidation rights of the El Paso common stock and the El Paso Series A Participating Junior Preferred Stock and pari passu with the dividend and liquidation rights of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock. The El Paso Series C Mandatorily Convertible Single Reset Preferred Stock is not redeemable after the Series C Rate Reset Date.

     After the Series C Rate Reset Date and prior to the date on which the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock automatically convert into shares of El Paso common stock, the holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock will be entitled to convert the preferred shares into El Paso common stock based on a conversion price of 110% of the Series C Reset Price. At any time prior to the Series C Rate Reset Date, provided that a condition described above allowing the trust to sell the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock has occurred and is continuing and El Paso is prohibited from remarketing the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock (to allow for the remarketing of the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock), the holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock will have the option to convert their preferred shares into 199.573 shares of El Paso common stock, subject to certain anti-dilution adjustments. The El Paso Series C Mandatorily Convertible Single Reset Preferred Stock will be converted automatically into El Paso common stock on the later to occur of the third anniversary of the Series C
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

Rate Reset Date and November 1, 2007, and holders will also be entitled to receive cash equal to all accrued dividends. The number of shares of El Paso common stock issuable per share of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock upon automatic conversion will equal the quotient of $5,000 divided by a conversion price which will be between 100% to 110% of the Series C Reset Price, depending on the market price of El Paso common stock at the time of automatic conversion.

     The holders of El Paso Series C Mandatorily Convertible Single Reset Preferred Stock generally have no voting rights except as may be required by statute, but are entitled to certain class voting rights, including the requirement for approval by the holders of at least a majority thereof to effect:

     - an amendment to El Paso's certificate of incorporation that would adversely affect the powers, rights or preferences of the holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock;

     - the authorization or issuance of capital stock ranking senior to the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock; or

     - the merger or consolidation of El Paso in which holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock do not receive or continue to hold a similar interest in the surviving entity, subject to certain exceptions.

     If full cumulative dividends on the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock are not paid for six consecutive quarters, the holders of the El Paso Series C Mandatorily Convertible Single Reset Preferred Stock (together with the holders of any other series of capital stock, including the Series A preferred stock and the El Paso Series B Mandatorily Convertible Single Reset Preferred Stock, that are entitled to elect directors as a result of dividend arrearages) will have the right to elect two directors to El Paso's Board of Directors until all dividend arrearages have been paid. If we fail to pay dividends when due on El Paso Series C Mandatorily Convertible Single Reset Preferred Stock, subject to certain limited exceptions, we are prohibited from paying dividends on junior stock, including El Paso common stock and Series A preferred stock and limited in our ability to pay dividends on parity stock, including El Paso Series B Mandatorily Convertible Single Reset Preferred Stock, and we and our subsidiaries are prohibited from redeeming or acquiring junior stock, including El Paso common stock or Series A preferred stock or parity stock, including El Paso Series B Mandatorily Convertible Single Reset Preferred Stock.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Generally, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (1) prior to such date, either the business combination or such transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (2) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (3) on or after such date, the business combination is approved by the board of directors of the corporation and by the affirmative vote at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder. A "business combination" includes merger, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or, within three years, did own, 15% or more of the corporation's outstanding voting stock.

EL PASO'S RESTATED CERTIFICATE OF INCORPORATION

     Our charter contains provisions applicable to a merger, consolidation, asset sale, liquidation, recapitalization, or other business transactions, including the issuance of our stock ("business combinations"). Our charter requires the affirmative vote of 51% or more of our voting stock, excluding any voting stock held by an interested stockholder (defined in our charter as any person who owns 10% or more of the voting stock and specifically defined affiliates), with respect to all business combinations involving the interested stockholder, unless directors who served as such prior to the time the interested stockholder became an interested stockholder determine by a two-thirds vote that (1) the proposed consideration meets specified minimum price criteria, or (2)(A) the interested stockholder holds 80% or more of the voting stock and (B) the interested stockholder has not received (other than proportionately as a stockholder) the benefit of any financial assistance from us, whether in anticipation of or in connection with such business combination. To meet the minimum price criteria, all stockholders must receive consideration or retain value per share after the transaction which is not less than the price per share paid by the interested stockholder. Our charter also requires the dissemination to stockholders of a proxy or information statement describing the business combination.

     Our charter also prohibits the taking of any action by written stockholder consent in lieu of a meeting and the subsequent amendment of our charter to repeal or alter the above provisions without the affirmative vote of 51% of our voting stock, excluding voting stock held by any interested stockholder.

                       DESCRIPTION OF PURCHASE CONTRACTS

     We may issue purchase contracts for the purchase or sale of:

     - debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

     - currencies; or

     - commodities.

     Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

     The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

                            DESCRIPTION OF WARRANTS

     We may issue warrants to purchase debt or equity securities or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the following terms of any warrants in respect of which this prospectus is being delivered:

     - the title of such warrants;

     - the aggregate number of such warrants;

     - the price or prices at which such warrants will be issued;

     - the currency or currencies, in which the price of such warrants will be payable;

     - the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of such warrants;

     - the price at which and the currency or currencies in which the securities or other rights purchasable upon exercise of such warrants may be purchased;

     - the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

     - if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

     - if applicable, the date on and after which such warrants and the related securities will be separately transferable;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of any material United States Federal income tax considerations; and

     - any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

                              DESCRIPTION OF UNITS

     As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, shares of preferred stock, shares of common stock or any combination of such securities. The applicable prospectus supplement will describe:

     - the terms of the units and of any of the purchase contracts, warrants, debt securities, preferred stock and common stock comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

     - a description of the terms of any unit agreement governing the units; and

     - a description of the provisions for the payment, settlement, transfer or exchange of the units.

                 DESCRIPTION OF THE TRUST PREFERRED SECURITIES

     Each trust may issue in one or more offerings only one series of trust preferred securities having terms described in the applicable prospectus supplement. The declaration of each trust authorizes the trust to issue one series of trust preferred securities. The declaration of each trust, as amended in connection with the trust's sale of trust preferred securities, will be qualified as an indenture under the Trust Indenture Act.

     The trust preferred securities will have such terms, including distributions, redemption, voting, conversion, exchange, liquidation rights and such other preferred, deferred or other special rights or such restrictions as are set forth in the declaration, as amended in connection with the trust's sale of trust preferred securities or made part of the declaration by the Trust Indenture Act. You should refer to the prospectus supplement relating to the trust preferred securities of the trust for specific terms, including:

     - the distinctive designation of the trust preferred securities;

     - the number of trust preferred securities issued by each trust;

     - the annual distribution rate (or method of determining such rate) for trust preferred securities issued by the trust and the date or dates upon which the distributions are payable;

     - the date or dates or method of determining the date or dates from which distributions on trust preferred securities will be cumulative;

     - the amount or amounts that will be paid out of the assets of the trust to the holders of trust preferred securities upon voluntary or involuntary dissolution, winding-up or termination of the trust;

     - the obligation, if any, of the trust to purchase or redeem the trust preferred securities and the price or prices at which, the period or periods within which, and the terms and conditions upon which, trust preferred securities will be purchased or redeemed, in whole or in part, pursuant to that obligation;

     - the voting rights, if any, of trust preferred securities in addition to those required by law, including the number of votes per trust preferred security and any requirement for the approval by the holders of trust preferred securities, as a condition to specified action or amendments to the declaration of the trust;

     - the terms and conditions, if any, upon which the assets of the trust may be distributed to holders of trust preferred securities;

     - provisions regarding convertibility or exchangeability of the trust preferred securities for our capital stock or debt securities;

     - if applicable, any securities exchange upon which the trust preferred securities will be listed; and

     - any other relevant rights, preferences, privileges, limitations or restrictions of trust preferred securities not inconsistent with the declaration of the trust or with applicable law.

     We will guarantee all trust preferred securities offered to the limited extent set forth below under "Description of the Trust Preferred Securities Guarantees."

     Any U.S. federal income tax considerations applicable to any offering of trust preferred securities will be described in the applicable prospectus supplement.

     In connection with the issuance of trust preferred securities, each trust will issue one series of trust common securities. The declaration of each trust authorizes the administrative trustees of the trust to issue on behalf of the trust one series of trust common securities. The amended and restated declaration of the trust will set forth the terms of the trust common securities, including terms regarding distributions, redemption, voting, liquidation rights and any restrictions. The terms of the trust common securities issued by each trust will be substantially identical to the terms of the trust preferred securities issued by the trust. The trust common securities will rank equally, and payments will be made on the trust common securities pro rata, with the trust preferred securities. However, upon an event of default under the declaration, the rights of the holders of the trust common securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the trust preferred securities. Except in the limited circumstances to be described in the amended and restated declaration, the trust common securities will also carry the right to vote to appoint, remove or replace any of the trustees of a trust. All of the trust common securities of each trust will be directly or indirectly owned by us.

            DESCRIPTION OF THE TRUST PREFERRED SECURITIES GUARANTEES

     A summary of information concerning the trust guarantees which we will execute and deliver from time to time for the benefit of the holders of the trust preferred securities is set forth below. Each trust guarantee will be qualified as an indenture under the Trust Indenture Act. JPMorgan Chase Bank will act as the trust guarantee trustee, or indenture trustee, under each trust guarantee. The terms of each trust guarantee will be those set forth in that trust guarantee and those made part of that trust guarantee by the Trust Indenture Act. The following is a summary of the material terms and provisions of the trust preferred securities guarantees. You should refer to the provisions of the form of trust guarantee and the Trust Indenture Act for a more complete discussion. We have filed the form of trust guarantee as an exhibit to the registration statement of which this prospectus is a part. Each trust guarantee will be held by the trust guarantee trustee for the benefit of the holders of the trust preferred securities of the applicable trust.

GENERAL

     Under each trust guarantee, we will irrevocably and unconditionally agree, to the extent set forth in each applicable trust guarantee, to pay the trust guarantee payments described below in full to the holders of the trust preferred securities issued by a trust, in the event they are not paid by or on behalf of the applicable trust when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert.

     The following payments (the trust guarantee payments) with respect to trust preferred securities of any trust not paid by the trust when due, will be subject to the related trust guarantee:

     - any accrued and unpaid distributions required to be paid on the trust preferred securities, to the extent that trust will have funds legally and immediately available for payment;

     - the redemption price of any trust preferred securities called for redemption by that trust, including all accrued and unpaid distributions to the date of redemption, to the extent that trust has funds available for payment; and

     - upon dissolution, winding-up or termination of that trust (other than in connection with the distribution of the assets of the trust to the holders of trust preferred securities or the redemption of all of the trust preferred securities), the lesser of:

          (a) the aggregate of the liquidation amount and all accrued and unpaid distributions on the trust preferred securities to the date of payment, to the extent that trust has funds available for payment; and

          (b) the amount of assets of the trust remaining available for distribution to holders of its trust preferred securities in liquidation of the trust.

     Our obligation to make a trust guarantee payment will be satisfied by our direct payment of the required amounts to the holders of the applicable trust preferred securities or by causing the applicable trust to pay the required amounts to the holders.

     Each trust guarantee will be a full and unconditional guarantee with respect to the applicable trust preferred securities, but will not apply to any payment of distributions when the applicable trust does not have funds "legally and immediately" available for payment. If we do not make interest payments on the subordinated debt securities purchased by a trust, that trust will not pay distributions on the trust preferred securities issued by it and will not have funds "legally and immediately" available for such payment. See "Description of the Debt Securities -- Covenants" included in this prospectus.

     We have also agreed separately to irrevocably and unconditionally guarantee the obligations of the trusts with respect to the trust common securities (the trust common securities guarantees) to the same extent as the trust guarantees, except that upon an event of default under the subordinated indenture relating to the subordinated debt securities purchased by that trust, holders of trust preferred securities will have priority over holders of trust common securities with respect to distributions and payments on liquidation, redemption or otherwise.

COVENANTS

     In each trust guarantee, we will covenant that, so long as any trust preferred securities remain outstanding, if any event that would constitute an event of default under the trust guarantee or the declaration of the applicable trust occurs, then we will not declare or pay any dividend on, make any distributions with respect to, or redeem, purchase or make any liquidation payment with respect to, any of our capital stock, with the following exceptions:

     - purchases or acquisitions of shares of our common stock in connection with our obligations under our employee benefit plans,

     - purchases or acquisitions of shares of our common stock in connection with our obligations under any contract or security requiring us to purchase shares of our common stock or,

     - the purchase of fractional interests in shares of our capital stock as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock, or make any guarantee payments with respect to the foregoing.

     Additionally, we will not make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities, including guarantees, issued by us which rank equally with or junior to the subordinated debt securities.

MODIFICATION OF THE TRUST GUARANTEES; ASSIGNMENT

     Except with respect to any changes which do not adversely affect the rights of holders of trust preferred securities, in which case no vote will be required, each trust guarantee may be amended only with the prior approval of the holders of not less than a majority in liquidation amount of the outstanding trust preferred securities of the applicable trust. The manner of obtaining this approval of holders of the trust preferred securities will be described in an accompanying prospectus supplement. All guarantees and agreements contained in a trust guarantee will bind our successors, assigns, receivers, trustees and representatives and will inure to the benefit of the holders of the trust preferred securities of the applicable trust then outstanding.

TERMINATION

     Each trust guarantee will terminate as to the trust preferred securities of the applicable trust upon the first to occur of:

     - full payment of the redemption price of all trust preferred securities of the applicable trust;

     - distribution of the assets of the trust to the holders of the trust preferred securities of the applicable trust; and

     - full payment of the amounts payable upon liquidation of the trust in accordance with the declaration of the trust.

     Each trust guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of trust preferred securities issued by the applicable trust must restore payment of any sums paid under the trust preferred securities or the trust guarantee.

EVENTS OF DEFAULT

     An event of default under a trust guarantee will occur upon our failure to perform any of our payment or other obligations under that trust guarantee.

     The holders of a majority in liquidation amount of the trust preferred securities to which the trust guarantee relates have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trust guarantee trustee in respect of the trust guarantee or to direct the exercise of any trust or power conferred upon the trust guarantee trustee under the trust preferred securities guarantee. If the trust guarantee trustee fails to enforce the trust guarantee, any holder of trust preferred securities relating to the trust guarantee may institute a legal proceeding directly against us to enforce the trust guarantee trustee's rights under the trust guarantee, without first instituting a legal proceeding against the relevant trust, the trust guarantee trustee or any other person or entity. However, if we have failed to make a guarantee payment, a holder of trust preferred securities may directly institute a proceeding against us for enforcement of the trust guarantee for such payment. We waive any right or remedy to require that any action be brought first against the trust or any other person or entity before proceeding directly against us.

STATUS OF THE TRUST GUARANTEES

     The trust guarantees will constitute our unsecured obligations and will rank:

     - subordinate and junior in right of payment to all of our other liabilities, except those obligations or liabilities made equal in priority or subordinate by their terms;

     - equally with the most senior preferred or preference stock that we may issue and with any guarantee that we may enter into in respect of any preferred or preference stock of any our affiliates; and

     - senior to our common stock.

     The terms of the trust preferred securities provide that each holder of trust preferred securities of the applicable trust, by acceptance of the securities, agrees to the subordination provisions and other terms of the trust guarantee relating to the applicable trust preferred securities.

     The trust guarantees will constitute a guarantee of payment and not of collection. Accordingly, the guaranteed party may institute a legal proceeding directly against the guarantor to enforce its rights under the trust guarantee without instituting a legal proceeding against any other person or entity.

INFORMATION CONCERNING THE TRUST GUARANTEE TRUSTEE

     Prior to the occurrence of a default with respect to a trust guarantee and after the curing or waiving of all events of default with respect to that trust guarantee, the trust guarantee trustee undertakes to perform only those duties as are specifically set forth in that trust guarantee. In case an event of default has occurred and has not been cured or waived, the guarantee trustee will exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. Subject to these provisions, the trust guarantee trustee is under no obligation to exercise any of the powers vested in it by a trust guarantee at the request of any holder of trust preferred securities, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred through the exercise of those powers.

     We and our affiliates may, from time to time, maintain a banking relationship with the trust guarantee trustee.

GOVERNING LAW

     The trust guarantees will be governed by, and construed in accordance with, the laws of the State of New York.

               RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES,
              THE SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

     As long as we make payments of interest and other payments when due on the subordinated debt securities, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities, primarily because:

     - the aggregate principal amount of the subordinated debt securities will be equal to the sum of the aggregate stated liquidation preference of the trust securities;

     - the interest rate and interest and other payment dates of the subordinated debt securities will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - we will pay any and all costs, expenses and liabilities of the trusts, except the trusts' obligations to holders of its trust preferred securities under the terms of such trust preferred securities; and

     - the declaration of each trust prohibits the trust from engaging in any activity that is not consistent with the limited purposes of the trust.

     We irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities of a trust, to the extent the trust has funds available for the payment of such distributions as described in "Description of the Trust Preferred Securities Guarantees" in this prospectus. Taken together, our obligations under the subordinated debt securities, the subordinated indenture, the declarations of the trusts and the trust guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such a guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of each of the trust's obligations under its trust preferred securities. If we do not make payments on the subordinated debt securities, the trusts will not pay distributions or other amounts due on the trust preferred securities. The trust guarantees do not cover payment of distributions when the applicable trust does not have sufficient funds to pay the distributions. In this event, the remedies of a holder of the trust preferred securities of the trust are described in this prospectus under "Description of the Trust Preferred Securities Guarantees -- Events of Default." Our obligations under the trust guarantees are unsecured and are subordinate and junior in right of payment to all of our other liabilities.

     Notwithstanding anything to the contrary in the subordinated indenture and to the extent set forth in the subordinated indenture, we have the right to set-off any payment we are otherwise required to make under the subordinated indenture with and to the extent we have made, or are concurrently on the date of such payment making, a payment under a trust guarantee.

     A holder of trust preferred securities of a trust may institute a legal proceeding directly against us to enforce its rights under the trust guarantee without first instituting a legal proceeding against the trust guarantee trustee, the trust or any other person or entity.

     The trust preferred securities of a trust evidence a beneficial interest in the trust. The trusts exist for the sole purpose of issuing the trust securities and investing the proceeds in subordinated debt securities. A principal difference between the rights of a holder of trust preferred securities and a holder of subordinated debt securities is that a holder of subordinated debt securities is entitled to receive from us the principal amount of and interest accrued on subordinated debt securities held, while a holder of trust preferred securities is entitled to receive distributions from a trust, or from us under the trust guarantee, if and to the extent the trust has funds available for the payment of such distributions.

     Upon any voluntary or involuntary termination, winding-up or liquidation of a trust involving the liquidation of the subordinated debt securities, the holders of the trust preferred securities of the trust will be entitled to receive, out of assets held by the trust and after satisfaction of liabilities to creditors of the trust as provided by applicable law, the liquidation distribution in cash. Upon any voluntary or involuntary liquidation or bankruptcy of us, the property trustees of a trust, as holder of the subordinated debt securities of the trust, would be a subordinated creditor of us, subordinated in right of payment to all of our senior debt, but entitled to receive payment in full of principal and interest, before any of our common stockholders receive payments or distributions. Since we are the guarantor under the trust guarantees and we have agreed to pay for all costs, expenses and liabilities of the trusts other than the trusts' obligations to the holders of the trust preferred securities, the positions of a holder of trust preferred securities and a holder of subordinated debt securities relative to other creditors and to our shareholders in the event of our liquidation or bankruptcy would be substantially the same.

     A default or event of default under any of our senior debt will not constitute a default or event of default under the subordinated indenture. However, in the event of payment defaults under, or acceleration of, our senior debt, the subordination provisions of the subordinated indenture provide that no payments may be made on the subordinated debt securities until our senior debt has been paid in full or any payment default under our senior debt has been cured or waived. Our failure to make required payments on a series of subordinated debt securities would constitute an event of default under the subordinated indenture.

                              PLAN OF DISTRIBUTION

     We may sell our securities through agents, underwriters or dealers, or directly to purchasers.

     We may designate agents to solicit offers to purchase our securities.

     - We will name any agent involved in offering or selling our securities, and any commissions that we will pay to the agent, in our prospectus supplement.

     - Unless we indicate otherwise in our prospectus supplement, our agents will act on a best efforts basis for the period of their appointment.

     - Our agents may be deemed to be underwriters under the Securities Act of 1933 of any of our securities that they offer or sell.

     We may use one or more underwriters in the offer or sale of our securities.

     - If we use an underwriter, we will execute an underwriting agreement with the underwriter(s) at the time that we reach an agreement for the sale of our securities.

     - We will include the names of the managing underwriter(s), as well as any other underwriters, and the terms of the transaction, including the compensation the underwriters and dealers will receive, in our prospectus supplement.

     - The underwriters will use our prospectus supplement to sell our securities.

     We may use a dealer to sell our securities.

     - If we use a dealer, we, as principal, will sell our securities to the dealer.

     - The dealer will then sell our securities to the public at varying prices that the dealer will determine at the time it sells our securities.

     - We will include the name of the dealer and the terms of our transactions with the dealer in our prospectus supplement.

     We may directly solicit offers to purchase our securities, and we may directly sell our securities to institutional or other investors. We will describe the terms of our direct sales in our prospectus supplement.

     We may indemnify agents, underwriters, and dealers against certain liabilities, including liabilities under the Securities Act of 1933. Our agents, underwriters, and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us, in the ordinary course of business.

     We may authorize our agents and underwriters to solicit offers by certain institutions to purchase our securities at the public offering price under delayed delivery contracts.

     - If we use delayed delivery contracts, we will disclose that we are using them in the prospectus supplement and will tell you when we will demand payment and delivery of the securities under the delayed delivery contracts.

     - These delayed delivery contracts will be subject only to the conditions that we set forth in the prospectus supplement.

     - We will indicate in our prospectus supplement the commission that underwriters and agents soliciting purchases of our securities under delayed delivery contracts will be entitled to receive.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, El Paso in the ordinary course of business.

     Other than common stock, all securities offered will be a new issue of securities with no established trading market. Any underwriter to whom securities are sold by us or any El Paso Trust for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The securities may or may not be listed on a national securities exchange or a foreign securities exchange, except for the common stock which is currently listed and traded on the NYSE and PCX. Any common stock sold by this prospectus will be listed for trading on the NYSE subject to official notice of issuance. We cannot give you any assurance as to the liquidity of or the trading markets for any securities.

                                 LEGAL MATTERS

     The validity of the common stock, preferred stock, senior debt securities, subordinated debt securities, trust guarantees, purchase contracts, warrants and units will be passed upon for El Paso by Andrews & Kurth Mayor, Day, Caldwell & Keeton L.L.P., Houston, Texas. The validity of the trust preferred securities under Delaware Law will be passed upon for the El Paso Trusts by Potter Anderson & Corroon LLP. If the securities are being distributed in an underwritten offering, the validity of the securities will be passed upon for the underwriters by counsel identified in the related prospectus supplement.

                                    EXPERTS

     The audited combined financial statements incorporated by reference in this prospectus from the Current Report on Form 8-K/A dated May 17, 2001, except as they relate to El Paso CGP Company (formerly The Coastal Corporation), have been audited by PricewaterhouseCoopers LLP, independent accountants, and, insofar as they relate to El Paso CGP Company (formerly The Coastal Corporation), by other accountants, whose report thereon appears therein. Such financial statements have been so included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

     The consolidated financial statements and related financial statement schedule of El Paso CGP Company (formerly The Coastal Corporation) incorporated in this prospectus by reference from El Paso's Current Report on Form 8-K/A dated May 17, 2001, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     Information related to the estimated proved reserves attributable to certain oil and gas properties of subsidiaries of El Paso CGP Company as of December 31, 2000 and estimates of future net cash flows and present value of the reserves have been incorporated by reference in El Paso's Current Report on Form 8-K/A dated May 17, 2001, which is incorporated herein by reference, in reliance on the reserve report, dated January 29, 2001, prepared by Huddleston & Co., Inc., independent petroleum engineers.

PROSPECTUS SUPPLEMENT

                                8,790,436 SHARES

                                 (EL PASO LOGO)

                                  COMMON STOCK

                          Joint Book-Running Managers

DEUTSCHE BANK SECURITIES                                                JPMORGAN

December 23, 2003

     You should rely on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. We are offering to sell, and seeking offers to buy, common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement and the date of the prospectus, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of our common stock.

     No action is being taken in any jurisdiction outside the United States to permit a public offering of the common stock or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.